Filed Pursuant to Rule (424)(b)(3)
PROSPECTUS SUPPLEMENT NO. 21	Registration No. 333-257930
(to Prospectus dated July 14, 2022)

ASTRA SPACE, INC.

Primary Offering Of

15,333,303 Shares of Class A Common Stock

Secondary Offering of

189,026,575 Shares of Class A Common Stock

This prospectus supplement amends and supplements the prospectus dated July 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257930). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 12, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 20,000,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (ii) 7,500,000 shares of Class A common stock issued to the Sponsor prior to Holicity’s initial public offering and registered for sale by the Selling Securityholders; (iii) up to an aggregate of 92,277,793 shares of Class A common stock that were issued to certain affiliates of Astra (collectively, the “Astra Affiliates”) pursuant to the Business Combination Agreement (as defined herein); (iv) up to an aggregate 56,239,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Securityholders and (v) up to an aggregate of 7,676,261 shares of our Class A common stock issued in connection with our acquisition of Apollo Fusion, Inc. (“Apollo Fusion”), which closed on July 1, 2021 comprised of (x) 2,558,744 shares of our Class A common stock (the “Initial Apollo Shares”) issued to certain of the Selling Securityholders on July 1, 2021, in connection with our merger with Apollo Fusion, Inc. (“Apollo Fusion”) and (y) 5,117,517 additional shares of our Class A common stock (the “Additional Apollo Shares”) which may be issued to certain of the Selling Securityholders assuming (a) the achievement of all remaining performance milestones set forth in the Apollo Fusion Merger Agreement (as defined herein), (b) we elect to pay all future milestone consideration in shares of our Class A common stock as required by the terms the Apollo Fusion Merger Agreement, and (c) the per share price used to calculate the number of shares of our Class A common stock to be issued is $11.7243, which is the same per share price used to calculate the number of Initial Shares issued to the Selling Securityholders. The Additional Shares have not been earned and are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 5,117,517 shares of Class A common stock depending whether and to what extent the future performance milestones are met and/or the actual average closing price of our Class A common stock at the time such milestones are achieved. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our Class A common stock is listed on Nasdaq under the symbol “ASTR”. On December 9, 2022, the closing price of our Class A common stock was $0.50 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2022

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California		94501
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2022, the Alameda City Council approved the entry of a lease agreement (the “Lease”) by the City of Alameda (the “City”) with Astra Space Operations, Inc., a wholly owned subsidiary of Astra Space, Inc. (the “Company”). The Lease relates to approximately 179,070 square feet of warehouse manufacturing space in Building 360, located at 1900 Skyhawk Street, Alameda, CA 94501 (the “Premises”). This is the Company’s principal place of business. Prior to the entry of this Lease, the Company had been operating under a temporary license agreement (as amended) for the use of the Premises.

The Lease is expected to commence on January 7, 2023 (the “Commencement Date”) and will continue for a term, ending on the last day of the 59th month following the Commencement Date. The Company has no option to extend the term of the Lease. The monthly base rent for the Premises is as follows:

Months	Monthly Base Rent
1 – 12	$164,744.40
13 – 24	$170,116.50
25 – 36	$177,279.30
37 – 48	$182,651.40
49-59	$188,023.50

The Company has the right to abate the Monthly Base Rent by $42,372.88 per month over the term of the Lease, for an aggregate of $2,500,000.

The Company is responsible for all costs of services and utilities to the Premises, along with any taxes that are levied on or against the Premises.

In connection with the commencement of the Lease, the Company will pay the City approximately $188,000 as a security deposit. In lieu of cash, the Company may also deliver a letter of credit.

As a condition to entering this Lease and pursuant to City of Alameda Resolution No. 15740, the Company was required to enter a Project Stabilization Agreement with the Building and Construction Trades Council of Alameda County.

A fully executed and dated version of the Lease has not yet been delivered by the City and there are no conditions to the City’s delivery of the Lease. A copy of the Lease, as executed by the Company and approved by the Alameda City Council, is filed as Exhibit 10.1 and incorporated herein by reference.

Astra Space, Inc. is guarantor of the Company’s obligations under the Lease pursuant to the form of guaranty of lease attached to the Lease as Exhibit H.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

a)
The information set forth in Item 1.01 is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Lease Agreement by and between City of Alameda and Astra Space Operations, Inc., expected to be dated effective January 7, 2023 (partially executed)
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 12, 2022	Astra Space, Inc.

	By:	/s/ Chris Kemp
	Name:	Chris Kemp
	Title:	Chief Executive Officer

Exhibit 10.1

LEASE AGREEMENT BY AND BETWEEN CITY OF ALAMEDA, a charter city and municipal corporation AS LANDLORD and ASTRA SPACE OPERATIONS, INC. a Delaware corporation AS TENANT

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PAGE

1.	Demise.	3
2.	Premises.	3
2.1.	Premises	3
2.2.	Land and Parking	3
2.3.	Lease in Furtherance of Conveyance	4
2.4.	Possession	4
2.5.	Landlord’s Reserved Rights	5
3.	Term.	5
3.1.	Term	5
3.2.	Surplus Lands Act	5
4.	Rent.	6
4.1.	Base Rent.	6
4.2.	Additional Rent	7
4.3.	Late Charge	7
4.4.	Interest	7
5.	Operating Expenses and Taxes.	7
5.1.	Definitions	7
5.2.	Determination and Payment of Operating Expenses and Taxes	8
6.	Use; Compliance with Laws.	9
6.1.	Use	9
6.2.	Compliance with Laws	9
6.3.	Compliance with Restrictions	10
6.4.	Use Permit	10
7.	Security Deposit.	10

i

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(CONTINUED)

PAGE

8.	Utilities.	11
8.1.	Payments for Utilities and Services	11
8.2.	Water Infrastructure	11
8.3.	No Liability of Landlord	11
9.	Personal Property and Possessory Interest Taxes.	12
9.1.	Tenant’s Tax Obligation	12
9.2.	Personal Property Taxes	12
9.3.	Possessory Interest Taxes	12
9.4.	Payment	12
10.	Alterations.	12
10.1.	Landlord Consent Required	12
10.2.	Alterations	13
10.3.	Liens	14
11.	Maintenance and Repair of Premises.	14
11.1.	Maintenance and Repair by Tenant.	14
11.2.	Maintenance and Repair by Landlord	15
12.	Environmental Protection Provisions.	15
12.1.	Hazardous Materials	15
12.2.	Reportable Uses Required Consent	16
12.3.	Remediation Obligations	16
12.4.	Environmental Permits	17
12.5.	Landlord’s Inspection Right	17
12.6.	Hazardous Materials Handling Plan	17
12.7.	Hazardous Materials Indemnity	18

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(CONTINUED)

PAGE

13.	Assignment and Subletting.	19
13.1.	Landlord Consent Required	19
13.2.	Landlord Recapture	19
13.3.	Reasonable Consent	19
13.4.	Tenant Affiliates	20
13.5.	No Release	20
13.6.	Expenses and Attorneys’ Fees	20
13.7.	Limitations on Transfer Reasonable	21
14.	Indemnity and Waiver of Claims.	21
14.1.	Tenant Indemnification	21
14.2.	Waiver of Claims	21
14.3.	Survival/No Impairment	22
15.	Insurance.	22
15.1.	Tenant’s Insurance.	22
15.2.	Requirements For All Policies	23
15.3.	Certificates of Insurance	23
16.	Damage or Destruction.	24
16.1.	Definitions.	24
16.2.	Partial Damage - Insured Loss	24
16.3.	Partial Damage - Uninsured Loss	25
16.4.	Total Destruction	25
16.5.	Damage Near End of Term	25
16.6.	Abatement of Rent	26
17.	Condemnation.	26

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(CONTINUED)

PAGE

18.	Default.	27
18.1.	Events of Default	27
18.2.	Remedies	27
18.3.	No Waiver	28
18.4.	Waiver of Redemption, Reinstatement, or Restoration	28
18.5.	Remedies Cumulative	29
18.6.	Landlord’s Right to Perform Tenant’s Obligations	29
18.7.	Severability	29
18.8.	Landlord Default	29
19.	Limitation of Liability.	29
20.	Surrender of Premises.	30
21.	Holding Over.	30
22.	Mortgages.	31
22.1.	Subordination to Mortgages	31
22.2.	Mortgage Protection	31
23.	Tenant’s Estoppel Certificate.	31
24.	Safety Plan.	32
25.	Notice.	32
26.	Labor Provisions.	32
26.1.	Equal Opportunity	32
26.2.	Convict Labor	33
26.3.	Prevailing Wages and Related Requirements	33
26.4.	Impact of Project Stabilization Agreement	33
26.5.	.	34

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(CONTINUED)

PAGE

27.	Temporary License Agreement.	34
27.1.	License for Premises	34
27.2.	Termination of License	34
27.3.	Effect of License Termination	34
28.	Miscellaneous.	35
28.1.	Governing Law	35
28.2.	Severability	35
28.3.	Attorneys’ Fees	35
28.4.	Force Majeure	36
28.5.	Sale	36
28.6.	Signs	36
28.7.	Brokers	36
28.8.	Access by Landlord	36
28.9.	Waiver of Right to Jury Trial	37
28.10.	Recordation	37
28.11.	Article and Section Titles	37
28.12.	Authority	37
28.13.	Quiet Possession	38
28.14.	Asbestos Notification for Commercial Property Constructed Before 1979	38
28.15.	Lead Warning Statement	38
28.16.	OFAC Certification	38
28.17.	Certified Access Specialist Disclosure	38
28.18.	Time of the Essence	39
28.19.	Entire Agreement	39

v

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(CONTINUED)

PAGE

28.20.	Rules and Regulations	39
28.21.	Financial Statement	39
28.22.	Relocation Benefits	39
28.23.	Alameda NAS Historic District	40
28.24.	Subdivision and Development of Property	40
28.25.	Environmental and Planning Documents	40
28.26.	Counterparts	40
28.27.	Landlord’s Consent or Approval	40
28.28.	Animals in the Building	41

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Index of Exhibits

Exhibit

A PREMISES

A-1 LAND

A-2 PARKING AREA

B COMMENCEMENT LETTER

C LEASE IN FURTHERANCE OF CONVEYANCE D

D ACKNOWLEDGMENT OF RECEIPT

E ENVIRONMENTAL QUESTIONNAIRE

F RULES AND REGULATIONS

G WORK LETTER

H GUARANTY OF LEASE

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LEASE AGREEMENT

BASIC LEASE INFORMATION

Lease Date:	Dated as of ____________ for reference purposes only
Landlord:	City of Alameda, a charter city and municipal corporation
Landlord’s Address:

City of Alameda

Alameda City Hall
2263 Santa Clara Ave
Alameda, CA 94501
Tel: (510) 748-4509
Attn: City Manager

Notice Copy to:

RiverRock Real Estate Group, Inc., as Agent for

City of Alameda

950 W. Mall Square, suite 239

Alameda, CA 94501

Tel: (510) 749-0304

Tenant:	Astra Space Operations, Inc.
Tenant’s Address:	1900 Skyhawk Street Alameda, CA 94501 Telephone: (866) 278-7217 Notice Copy to: Katheryn A. Gettman Cozen O’Connor 33 South Sixth Street, Suite 3800 Minneapolis, MN 55402 Tel: (612) 260-9075
Premises:	Approximately 179,070 square feet of warehouse manufacturing space in the Building located at 1900 Skyhawk Street, Alameda, CA 94501
Building:	Building 360
Length of Term:	Fifty nine (59) months

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Estimated Commencement Date:	______________, 2022
Estimated Expiration Date:	The last day of the fifty-ninth (59th) month following the Commencement Date.
Extension Option:	None
*Base Rent: *Subject to abatement rights set forth in Section 4.1(b)	Months	Monthly Base Rent
($0.92/sq.ft./month)	1 – 12	$164,744.40*
($0.95/sq.ft./month)	13 – 24	$170,116.50*
($0.99/sq.ft./month)	25 – 36	$177,279.30*
($1.02/sq.ft./month)	37 – 48	$182,651.40*
($1.05/sq.ft./month)	49-59	$188,023.50*
Taxes and Utilities:	Tenant shall pay all costs for services and utilities to the Premises, as defined in the Lease.
Tenant shall pay all taxes
(including possessory interest taxes) levied on or against the
Premises or its personal property.
Tenant’s Share:	100%
**Security Deposit: **Subject to alternate Letter of Credit set forth in Section 7	$188,023.50
Guaranty by:	Astra Space, Inc.
Permitted Use:	Aerospace development, testing and manufacturing facility and related administrative office functions.
Parking:	Tenant shall have the right to have its employees and visitors park in the paved areas adjacent to the Building as identified as the

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Parking Areas on Exhibit A-2 attached hereto, as further set forth in Section 2.2 herein below.
Brokers:	Cushman & Wakefield (Landlord Broker)

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LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into by and between CITY OF ALAMEDA, a charter city and municipal corporation (“Landlord”) and ASTRA SPACE OPERATIONS, INC., a Delaware corporation (“Tenant”). The Basic Lease Information, the Exhibits and this Lease Agreement are and shall be construed as a single instrument and are referred to herein as the “Lease”.

RECITALS

A. The United States of America, acting by and through the Department of the Navy (“Government”) and The Alameda Reuse and Redevelopment Authority, a Joint Powers Authority established by the City of Alameda and County of Alameda under the California Joint Exercise of Powers Act as set forth in Title 1, Division 7, Chapter 5, Article 1 of the Government Code of the State of California (Government Code Section 6500 et seq.), (“Lessee”) entered in to that certain Lease in Furtherance of Conveyance dated June 6th 2000 (“LIFOC”) for a term of fifty years, a copy of which is attached hereto as Exhibit C.

B. This Lease is a Sublease pursuant to the terms and conditions of the LIFOC. The Premises under this Lease are a portion of the Leased Premises under the LIFOC and subject to the sublease obligations of Lessee, including the requirement to seek consent to this Lease from the Government, not to be unreasonably withheld.

AGREEMENT

1. Demise.

In consideration for the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, and subject to delivery of the Guaranty of Lease set forth in Exhibit H, City Council approval and consent of the Government, Landlord does hereby lease to Tenant and Tenant does hereby hire and take from Landlord, the Premises described below, upon the agreements, terms and conditions of this Lease for the Term hereinafter stated. Tenant will perform all of its initial Tenant improvements to the Premises in accordance with the terms of this Lease and Work Letter attached as Exhibit G.

2. Premises.

2.1. Premises. The Premises demised by this Lease are as specified in the Basic Lease Information. Said Premises are located on property commonly referred to as the former Naval Air Station Alameda (“Property”). The Premises have the address and contain the square footage specified in the Basic Lease Information; provided, however, that any statement of square footage set forth in this Lease is an approximation which Landlord and Tenant agree is reasonable and no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less.

2.2. Land and Parking. Provided that Tenant shall not be in Default under the terms and conditions of this Lease, in addition to the Premises and for no additional Rent or other consideration, Landlord grants to Tenant an exclusive license to use the land area appurtenant to

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the Premises as generally depicted on Exhibit A-1 attached hereto (“Land”). Landlord further grants Tenant an exclusive license for Tenant and its employees, agents, suppliers, customers and patrons the right to use those portions of the Land designated on Exhibit A-2 for parking purposes (the “Parking Area”). Tenant may also use the Parking Area for the loading and unloading of trucks shipping items to and from the Premises. Tenant may use fenced portions of the Land and the Parking Area for other purposes reasonably incidental to its business operations, including storage of containers, campers, and excess or empty fuel/chemical vessels. Fencing shall be properly screened in accordance with local code and regulations. Landlord shall not be required to enforce Tenant’s rights to use any parking spaces on the Parking Area. Under no circumstances may the Parking Area be utilized for the storage (beyond 72 hours), repair or maintenance of any personal automobiles or for any use as temporary accommodation in recreational vehicles, campers or other vehicles. Should Tenant or its agents, employees or invitees use the Land or Parking Area or any portion thereof in violation of this Section 2.2, Landlord shall have the right, with 24 hours advance notice, in addition to such other rights and remedies that it may have, to tow away any vehicle involved and charge the cost of towing and storage to Tenant, which cost shall be immediately payable upon demand by Landlord as Additional Rent. Neither Landlord nor any Landlord Related Party (as defined in Section 14.1 below) shall be liable for: (a) loss or damage to any vehicle or other personal property parked or located upon or within the Land or the Parking Area, whether pursuant to the terms of this Lease or otherwise and whether caused by fire, theft, explosions, strikes, riots, or any other cause whatsoever; or (b) injury to or death of any person in, about or around any parking spaces or any portion of the Land or Parking Area or any vehicles parked thereon whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever unless in the case of either clause (a) or (b), such loss or damage, injury to or death of any person is caused by the gross negligence or willful misconduct of Landlord or Landlord’s property manager (a “Landlord Act”). Tenant hereby waives any claims for, or in respect to, the above. Tenant shall not assign any of its rights under this Section 2.2 except in connection with an assignment of Tenant’s interests in this Lease or a sublease in accordance with Article 13 below and in the event an attempt to assign is made, it shall be void. Landlord shall have no maintenance obligations for the Land or Parking Area and all provisions of this Lease concerning Tenant’s rights and obligations governing its use and occupancy of the Premises that are not inconsistent with this Section 2.2 shall be applicable to the Land and Parking Area.

2.3. Lease in Furtherance of Conveyance. In accordance with the requirements of the LIFOC (defined in Recital A above), this Lease expressly incorporates and restates herein the terms of Section 13 of the LIFOC, subject to replacing the word “Government” with the word “Landlord” and the word “Lessee” with the word “Tenant” throughout the provisions Section 13.1 through to and including Section 13.21. The terms of Exhibit C are expressly incorporated herein, including the rights of access reserved to the Government in Section 5.2 of the LIFOC and the Government rights of inspection set forth in Section 13.3 of the LIFOC. This Lease is conditioned upon the consent of the Government.

2.4. Possession. Tenant accepts the Premises in “AS IS” “WITH ALL FAULTS” condition and configuration without any representations or warranties by Landlord, and subject to all matters of record and all applicable laws, ordinances, rules and regulations, with no obligation of Landlord to make alterations or improvements to the Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability of the Premises, Building, Parking Area, or infrastructure for the conduct of

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Tenant’s business. Landlord shall not be liable for any latent or patent defects in the Building, Parking Area or Premises. Tenant shall be responsible for requesting an inspection and obtaining a Certificate of Occupancy from the City of Alameda. This shall include, but is not limited to any necessary fire sprinkler upgrades, electrical service upgrades, compliance with the ADA (as defined at Section 6.2 below), and any other requirements mandated by the Certificate of Occupancy inspection.

2.5. Landlord’s Reserved Rights. Subject to and expressly conditioned on Tenant’s prior approval, which should not be unreasonably withheld, conditioned or delayed, during the Term, unless required by governmental regulation or health or safety reasons or required in connection with those portions of the utilities systems serving the former Naval Air Station Alameda which are located within the Building or Premises, and further subject to Landlord’s compliance with the notice and access requirements set forth in Section 28.8, Landlord hereby reserves the right, and at any time and from time to time, without the same constituting an actual or constructive eviction, to make alterations, additions, repairs, improvements to or in all or any part of the Building and Parking Area around the Building and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets and other public parts of the Building and parking areas, drive isles, landscaping, curb cuts and paved and unpaved portions of the exterior. In connection with any of the foregoing activities, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises and shall not, without the prior written approval of Tenant, (a) materially change the location, size or configuration of the Premises; or (b) do anything which would have a material and adverse effect on access to the Premises, or ingress and egress to the Premises. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

3. Term.

3.1. Term. The term of this Lease (“Term”) shall be for the period specified in the Basic Lease Information, commencing on the later of: (a) the Estimated Commencement Date, or (b) one (1) day after that certain thirty (30) day period following the second reading of this Lease in accordance with the City Charter and ordinance following the approval of this Lease by the City Council, at its sole and absolute discretion (“Commencement Date”). This Lease shall terminate at midnight on the last day of the fifty ninth (59th) full calendar month following the Commencement Date (“Expiration Date”), unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement substantially in the form attached hereto as Exhibit B, specifying and confirming the Commencement Date and the Expiration Date; if Tenant fails to execute and deliver such letter agreement to Landlord within ten (10) Business Days after Landlord’s delivery of the same to Tenant, said letter agreement as completed by Landlord will be deemed final and binding upon Tenant. For purposes of this Lease, “Business Day” shall mean all calendar days except Saturday, Sunday and nationally recognized Federal holidays.

3.2. Surplus Lands Act. The Landlord and Tenant have preliminary interest in potentially considering, without a current commitment, a longer term lease of the property and further believe any potential longer term lease of the Premises is exempt from the California Surplus Lands Act (codified at Government Code Sections 54220, et. Seq.), because 1) the

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property is exempt surplus land pursuant to Government Code Section 54221(f)(i)(G) because the property is subject to valid legal restrictions imposed by the United States Government that makes housing prohibited and infeasible, and 2) the property is exempt because the property is currently managed by the City of Alameda pursuant to the LIFOC and upon conveyance to the City of Alameda, the conveyance would be pursuant to and regulated by the Economic Development Conveyance Agreement dated June 6, 2000, and any subsequent amendments, (“EDC Agreement”), as authorized by Section 2905(b)(4) of the Defense Base Closure and Realignment Action of 1990, as amended (“Base Closure Act”). The City of Alameda agrees to make the above exemption findings and submit such findings to the California Department of Housing and Community Development (“HCD”) for approval. If HCD denies the proposed exemptions or takes no action on the City of Alameda’s request for approval of exemptions, the Landlord and Tenant agree to promptly commence good faith negotiations for a long-term lease of the property. For clarity, the Landlord and Tenant have not and do not commit to entering into any such longer term lease and the foregoing is not binding upon them.

4. Rent.

4.1. Base Rent.

(a) Generally. From and after the Commencement Date, Tenant shall pay to Landlord, in advance of the first day of each calendar month, without any setoff or deduction and without further notice or demand, the monthly installments of rent specified in the Basic Lease Information (“Base Rent”). One full installment of Monthly Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first full calendar month for which Monthly Base Rent is due. If the Commencement Date should be on a date other than the first day of a calendar month, the Monthly Base Rent installment paid for any fractional month during the Term shall be prorated based upon actual days lapsed in such calendar month. Upon execution of this Lease, Tenant shall also pay to Landlord the amount of the Security Deposit as specified in the Basic Lease Information or deliver to Landlord the Letter of Credit (defined in Section 7 below).

(b) Abatement. Notwithstanding the terms of Section 4.1(a) above, Tenant shall have the right to abate the Monthly Base Rent during the Term in the following amounts:

Period	Monthly Base Rent	Abatement Amount	Monthly Base Rent After Abatement Credit to be paid by Tenant
Months 1 – 12	$164,744.40	$42,372.88	$122,371.55
Months 13 – 24	$170,116.50	$42,372.88	$127,793.62
Months 25 – 36	$177,279.30	$42,372.88	$134,906.42
Months 37 – 48	$182,651.40	$42,372.88	$140,278.52

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Months 49 – 59	$188,023.50	$42,372.88	$145,650.62

4.2. Additional Rent. As used in this Lease, the term “Additional Rent” shall mean all sums of money, other than Base Rent, that are due and payable by Tenant under the terms of this Lease including, but not limited to, Tenant’s share of Utilities in accordance with Article 8 of this Lease. The term “Rent,” as used herein, shall mean all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord. Unless otherwise specified herein, all items of Rent other than Base Rent shall be due and payable by Tenant on or before the date that is thirty (30) days after billing by Landlord.

4.3. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any Monthly Base Rent installment or Additional Rent is not received by Landlord on or before the fifth (5th) day following the due date, or any payment due Landlord by Tenant which does not have a scheduled date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced for such charge, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as Additional Rent.

4.4. Interest. Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord within five (5) days from when the same is due shall bear interest from the date such payment was originally due under this Lease until paid at the lesser of: (a) an annual rate equal to the maximum rate of interest permitted by law, or (b) five percent (5%) per annum. Payment of such interest shall not excuse or cure any Default by Tenant.

5. Operating Expenses and Taxes.

5.1. Definitions. For purposes of this Article 5, the following terms shall have the meanings hereinafter set forth:

(a) Tenant’s Share shall mean the percentage figure so specified in the Basic Lease Information. The rentable area of the Premises specified in the Basic Lease Information is conclusive and binding upon Tenant. Tenant’s Share has been computed by dividing the rentable area of the Premises by the total rentable area of the Building. In the event that either the rentable area of the Premises or the total rentable area of the Building is changed or re-measured by Landlord (which Landlord shall have the right to do from time to time), Tenant’s Share and the rentable area of the Premises and Building will be appropriately adjusted; and, as to the Tax and Expense Year in which such change occurs, for purposes of this Article 5, Tenant’s Share shall be determined on the basis of the number of days during such Tax and Expense Year that each such percentage is applicable.

(b) Tax and Expense Year shall mean each twelve (12) consecutive month period commencing July 1st and ending on June 30th of each year or partial year during the Term, provided that Landlord, upon notice to Tenant, may change the Tax and Expense Year from time to time (but not more frequently than once in any twelve (12) month period) to any other twelve (12) consecutive month period and, in the event of any such change, Tenant’s Share of Taxes and Expenses shall be equitably adjusted for the Tax and Expense Years involved in any such change.

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(c) Taxes shall mean all taxes, assessments, fees, impositions, assessments and charges levied (if at all) upon or with respect to the Building, or Land, any personal property of Landlord used in the operation of the Building, Land or Landlord’s interest in the Building, or Land, other than Personal Property Taxes or Possessory Interest Taxes which are the subject of Article 9. Taxes shall include, without limitation and whether now existing or hereafter enacted or imposed, all general real property taxes, all general and special bonds and assessments, all charges, fees and levies for or with respect to transit, housing, police, fire, flood control, infrastructure, or other governmental or quasi-governmental services or purported benefits to or burdens attributable to the Land or Building or any occupants thereof, all service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Building or any occupants thereof, on the use or occupancy of the Building, on the rent payable under any lease or in connection with the business of renting space in the Building, that are now or hereafter levied or assessed against Landlord or the Building by the United States of America, the State of California, the City of Alameda, or any other political or public entity, and shall also include any other tax, fee or other excise, however described, that may now or hereafter be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Landlord shall not levy or assess any taxes against the Land, Building or Premises through its municipal taxing authority that are not consistent with past practices of the City of Alameda or are not similarly levied or assessed against other properties within the City of Alameda. Notwithstanding the foregoing, in the event Landlord has the right to elect to have assessments amortized over different time periods, Landlord will elect (or will charge such assessment through to Tenant as if Landlord had so elected) to have such assessment amortized over the longest period permitted by the assessing authority, and only the amortized portion of such assessment (with interest at the lesser of the actual interest rate paid by Landlord or the then maximum rate of interest not prohibited or made usurious by Law) shall be included in Taxes on an annual basis. Taxes shall not include any franchise, transfer or inheritance or capital stock taxes, or any income taxes measured by the net income of Landlord from all sources, unless due to a change in the method of taxation any such taxes are levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Tax. Taxes shall also include reasonable legal fees and other costs and disbursements incurred by Landlord in connection with proceedings to contest, determine or reduce Taxes provided, however, that Landlord shall pay to Tenant promptly after receipt by Landlord an amount equal to Tenant’s Share of any refunded or recovered Tax previously paid by Tenant.

(d) Expenses shall mean (i) Landlord’s property insurance, if any (ii) property taxes, (iii) any third party reports required to address public concerns related to Tenant’s Permitted Use, (iv) utilities not separately metered or billed directly to Tenant for the Premises but rather may only be billed to and paid by Landlord in accordance with Section 8.1, including the water charges set forth in Section 8.2, and (v) any out-of-pocket cost incurred by Landlord in order to carry out any maintenance, repair and restoration work to the Building, Premises and Parking Area that are the responsibility of Tenant pursuant to the terms and conditions of this Lease, including without limitation, any outstanding surrender obligations of Tenant at the end of the Term.

5.2. Determination and Payment of Operating Expenses and Taxes. Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of Tenant’s Share of the Taxes and the Expenses for each Tax and Expense Year, or portion thereof, on or before the first day of each month during

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such Tax and Expense Year, in advance, in an amount estimated by Landlord set forth in an annual statement delivered by Landlord to Tenant; provided that Landlord shall have the right to revise such estimates not more than twice per Tax and Expense Year and Tenant shall thereafter make payments hereunder on the basis of such revised estimates. With reasonable promptness after the end of each Tax and Expense Year, Landlord shall submit to Tenant a statement showing the actual amount which should have been paid by Tenant with respect to Taxes and Expenses for the past Tax and Expense Year, with each Expense itemized by Landlord, the amount thereof actually paid during that year by Tenant and the amount of the resulting balance due thereof, or overpayment thereof, as the case may be (“Landlord’s Statement”). Any balance shown to be due pursuant to said statement shall be paid by Tenant to Landlord within thirty (30) days following Tenant’s receipt thereof; and any overpayment shall be immediately credited against Tenant’s obligation to make monthly payments for Taxes and Expenses for the then current Tax and Expense Year, or, if by reason of any termination of this Lease no such obligation exists, any such overpayment shall be refunded to Tenant. As an alternative to the monthly payment of Tenant’s Share of Taxes and Expenses, and at Landlord’s sole discretion, Landlord may direct Tenant to pay, within thirty (30) days of Landlord’s delivery of Landlord’s Statement, the full annual amount set forth therein. If the Expiration Date shall occur on a date other than the last day of a Tax and Expense Year, Tenant’s Share of Taxes and Expenses for the Tax and Expense Year in which the Expiration Date occurs shall be in the proportion that the number of days from and including the first day of the Tax and Expense Year in which the Expiration Date occurs to and including the Expiration Date bears to 365. Where the calculation of Expenses and Taxes for a Tax and Expense Year cannot be made until after expiration or termination of this Lease, the obligation of Tenant to pay its proportionate share as Additional Rent shall survive the expiration or termination hereof and such Additional Rent for such period shall be payable by Tenant upon demand by Landlord.

6. Use; Compliance with Laws.

6.1. Use. The Premises shall be used for the Permitted Use and for no other use whatsoever. At no time shall Tenant have the right to install, operate or maintain telecommunications or any other equipment on the roof or exterior areas of the Building, except as may be necessary for Tenant’s Permitted Use of the Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, Buildings or with respect to the suitability or fitness of either for the conduct Tenant’s business or for any other purpose.

6.2. Compliance with Laws. Tenant shall comply with all laws, ordinances, rules, regulations and codes, of all municipal, county, state and federal authorities, including the Americans With Disabilities Act, as amended, (42 U.S.C. Section 1201 et seq. [the “ADA”]) (collectively, “Laws”) pertaining to Tenant’s use and occupancy of the Premises and the conduct of its business. Tenant shall at all times comply with all laws, ordinances, City policies and regulations related to noise and vibration, as the same may be amended from time to time. Tenant shall be responsible for making all improvements and alterations necessary to bring the Premises into compliance with applicable ADA requirements, including correcting any construction-related accessibility standards within the Premises, and to ensure that the Premises remain in compliance throughout the Term of this Lease. Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any public or private nuisance, or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building, nor shall Tenant store any materials on the Premises

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which are visible from areas adjacent to the Premises, unless otherwise specifically set forth in this lease. Tenant shall not permit any objectionable odor to escape or be emitted from the Premises and shall ensure that the Premises remain free from infestation from rodents or insects. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate, or prevent the procuring of any insurance, protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to person in or about the Building.

6.3. Compliance with Restrictions. The Premises are further encumbered by those certain restrictions set forth in the Declaration of Restrictions (Former Naval Air Station Alameda) dated June 4, 2013 and recorded June 6, 2013 as Series No.: 2013-199782 in the Office of the County Recorder of Alameda County (“Declaration of Restrictions”), which Declaration of Restrictions has been delivered to Tenant and, concurrently with the execution of this Lease, Tenant shall sign and return to Landlord the Acknowledgment of Receipt, attached hereto as Exhibit D. Use of the Premises is further restricted by the Covenant to Restrict Use of Property Environmental Restrictions recorded June 6, 2013 as Series No. 2013-199839 in the office of the County Recorder, Alameda County, CA (the “CRUP”), the National Environmental Protection Act Record of Decision (“ROD”) for the disposal and reuse of the former Naval Air Station Alameda, and all conditions contained therein. A copy of the ROD is available for review at Landlord’s office during normal business hours. The covenants, conditions, restrictions, easements, rights-of-way, reservations, rights, agreements, and encumbrances set forth in the Declaration of Restrictions and the ROD, as they affect the Parking Area, or Building, or Premises, are collectively referred to herein as the “Restrictions.” Any use of the Premises shall comply with the Restrictions and a failure to so comply shall constitute a Default under this Lease.

6.4. Use Permit. Tenant and any of its subtenants shall maintain a City of Alameda Use Permit and other applicable licenses, City permits and approvals for the intended use of the Premises (collectively “Use Permit”).

7. Security Deposit.

Concurrently with its execution of this Lease, Tenant shall deliver to Landlord the amount identified in the Basic Lease Information as the Security Deposit to be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may from time to time, without prejudice to any other remedy provided in this Lease or by Law, use all or a portion of the Security Deposit to the extent necessary to satisfy past due Rent or to satisfy Tenant’s Default under this Lease or to reimburse or compensate Landlord for any liability, expense, loss or damage which Landlord may suffer or incur and has a right of recovery for the same from Tenant. If Landlord so uses or applies all or any portion of the Security Deposit, then within fifteen (15) days after demand therefore, Tenant shall deposit cash with Landlord in an amount sufficient to restore the deposit to the full amount thereof, and Tenant’s failure to do so shall constitute a Default under this Lease. If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant after the expiration or earlier termination of this Lease. Tenant hereby waives the benefit of the provisions of California Civil Code Section 1950.7. In the event of an act

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of bankruptcy by or insolvency of Tenant or the appointment of a receiver for Tenant or general assignment for the benefit of Tenant’s creditors, the Security Deposit shall be deemed immediately assigned to Landlord. Except in the event of a current unresolved Tenant Default, at the end of the Term the Landlord will deliver the Security Deposit to Tenant within forty five (45) days following the Landlord’s acceptance of the surrender of the Premises upon the expiration date of this Lease delivered by Tenant in accordance with the surrender conditions set forth herein.

Provided that Tenant is not in default under the terms and conditions of this Lease, Tenant will have the right to substitute the cash Security Deposit described in the Basic Lease Information for a clean, irrevocable, unconditional and transferable standby letter of credit in the same amount (“Letter of Credit”) issued by and drawn upon a reputable commercial bank or financial institution (the “Issuing Bank”), which Letter of Credit shall have a term of not less than one year, and, be in the amount of $188,023.50. If in accordance with the terms of Section 4.1(a) above, Tenant has not provided the Letter of Credit to Landlord with the delivery of the Lease and has delivered the Security Deposit to the Landlord then upon delivery to Landlord of an approved original Letter of Credit the Landlord shall deliver to Tenant the cash Security Deposit within ten (10) business days of receipt of the approved original Letter of Credit. The Letter of Credit shall provide that: (i) the Issuing Bank shall pay to Landlord an amount up to the face amount of the Letter of Credit upon presentation of a signed draw down demand form acceptable to Issuing Bank delivered either by electronic mail or facsimile to cure a default by Tenant after notice of default from Landlord and certification from Landlord that a default has occurred under the Lease and is continuing; (ii) the Letter of Credit shall be automatically renewed, without amendment, for consecutive periods of one year each during the Term of this Lease not to extend beyond the Expiration Date; (iii) the Issuing Bank will retain the right to deliver written notice (the “Non-Renewal Notice”) to Landlord not less than thirty (30) days preceding the then expiration date of the Letter of Credit, that it elects not to renew such Letter of Credit and in the event that the Issuing Bank sends a Non-Renewal Notice, Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit acceptable to Landlord in the commercially reasonable exercise of its judgment or to post the cash Security Deposit. In the event that Tenant fails within said thirty (30) day period to provide Landlord with a substitute Letter of Credit or cash Security Deposit, Landlord shall have the right to draw the full amount of the Letter of Credit (which moneys shall be held by Landlord as a cash Security Deposit pursuant to the terms of this Section 7). If Landlord makes a draw upon the Letter of Credit then any balance of the drawn monies received by Landlord not applied to cure a default will be held by Landlord as Security Deposit for the remainder of the Term. If a draw upon the Letter of Credit is made by Landlord due to a default of Tenant the right to provide Landlord a Letter of Credit as alternative security to delivery of the cash Security Deposit shall be suspended for the remainder of the Term unless, in Landlord’s sole and absolute discretion without any obligation to approve the same, Landlord agrees to permit Tenant to provide a replacement clean, irrevocable, unconditional and transferable standby letter of credit upon the terms described in this Section 7 with any other commercially reasonable conditions required by Landlord. Tenant acknowledges and agrees that the Letter of Credit shall be at all times a third party obligation of the Issuing Bank to the Landlord and independent of the terms of this Lease. The terms of this Section 7 shall expressly survive the expiration or earlier termination of the Lease.

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8. Utilities.

8.1. Payments for Utilities and Services. Where reasonably available, Tenant shall contract directly with the providers of, and shall pay when due all charges for, water, sewer, storm water, gas, electricity, heat, cooling, telephone, refuse collection, janitorial, pest control, security and monitoring services furnished to the Building and Premises, together with all related installation or connection charges or deposits (“Utilities”). If any Utilities are provided by Alameda Municipal Power (“AMP”) it is understood and agreed that such entity is separate and distinct from Landlord and Tenant must contract directly with AMP for any such Utilities. If any such Utilities are not separately metered or billed to Tenant for the Premises but rather may only be billed to and paid by Landlord, Tenant shall pay to Landlord, as Additional Rent, its pro rata share of the cost of such Utilities services to the Building, as reasonably determined by Landlord. If any Utilities are not separately metered, Landlord shall have the right to determine Tenant's consumption by either metering, survey or other methods designed to measure consumption with reasonable accuracy.

8.2. Water Infrastructure. Water to Alameda Point has been supplied by East Bay Municipal Utility District (“EBMUD”) but the water system itself was designed, installed and historically operated by the Navy. The water system infrastructure at Alameda Point was neither built, nor maintained to the standards of EBMUD. Until the water supply systems are improved as required by EBMUD, Tenant cannot become an EBMUD customer. Until such time as that occurs, water will continue to be provided by means of the Landlord’s current water supply system. Landlord will bill Tenant for water usage at the same rate paid by the Landlord. The Landlord intends to replace the water infrastructure at Alameda Point and, to that end, it has entered into a phased water system infrastructure agreement with EBMUD. At such time as the water system is improved to meet the requirements set forth in EBMUD’s Regulations Governing Water Service Landlord will cease providing water to the Building and Premises and Tenant will be required to contract directly with EBMUD. Tenant shall pay all fees and costs assessed by EBMUD for establishing water service to the Building and Premises including, but not limited to, System Capacity Charges (“SCC”) and Water Capacity Fees (“WCF”); provided, however, Tenant has no obligation to participate monetarily in the water infrastructure upgrades. Tenant is encouraged to contact EBMUD to obtain an estimate of the amount of WCF and SCC that it will be obligated to pay.

8.3. No Liability of Landlord. Except in the case of Landlord’s gross negligence or willful misconduct, in no event shall Landlord be liable or responsible for any loss, damage, expense or liability, including, without limitation, loss of business or any consequential damages, arising from any failure or inadequacy of any service or Utilities provided to the Premises or Buildings, whether resulting from any change, failure, interference, disruption or defect in supply or character of the service or Utilities provided to the Premises or Building, or arising from the partial or total unavailability of the service or utility to the Premises or Buildings, from any cause whatsoever, or otherwise, nor shall any such failure, inadequacy, change, interference, disruption, defect or unavailability constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement or diminution of Rent or otherwise relieve Tenant from its obligations under this Lease.

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9. Personal Property and Possessory Interest Taxes.

9.1. Tenant’s Tax Obligation. “Taxes” shall mean all taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether general or special, ordinary or extraordinary, foreseen or unforeseen, imposed upon Tenant’s personal property or trade fixtures, the Premises, or any possessory interest therein, or their operation, whether or not directly paid by Landlord, but excluding those Taxes paid by Landlord as defined at Section 5.1(c) above.

9.2. Personal Property Taxes. Tenant shall pay all Taxes (as hereinafter defined) levied or imposed against the Premises or Tenant’s personal property or trade fixtures placed by Tenant in or about the Premises or the Parking Area during the Term (“Personal Property Taxes”).

9.3. Possessory Interest Taxes. The interest created by this Lease may at some time be subject to property taxation under the laws of the State of California. If property taxes are imposed, the party in whom the possessory interest is vested may be subject to the payment of the taxes levied on such interest. This notice is included in this Lease pursuant to the requirements of section 107.6 (a) of the Revenue and Taxation Code of the State of California.

9.4. Payment. Tenant shall pay the Personal Property Taxes or possessory interest taxes in accordance with the instructions of the taxing entity. Tenant shall pay the Personal Property Taxes, if any, originally imposed upon Landlord, upon Landlord’s election, either (a) annually within thirty (30) days after the date Landlord provides Tenant with a statement setting forth in reasonable detail such Taxes, or (b) monthly in advance based on estimates provided by Landlord based upon the previous year’s tax bill. All Personal Property Taxes originally imposed upon Landlord and payable by Tenant with respect to the Premises shall be prorated on a per diem basis for any partial tax year included in the Term. Tenant’s obligation to pay Taxes during the last year of the Term shall survive the expiration or termination of this Lease.

10. Alterations.

10.1. Landlord Consent Required. Following installation of the initial Tenant Improvements, Tenant shall not make any alterations, improvements, or additions (each an “Alteration”) in or about the Premises or Building without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Tenant’s notice to Landlord seeking Landlord’s consent to Alterations shall be subject to the terms and conditions of Section 28.27 of this Lease. Landlord’s deemed approval of Alterations in accordance with the terms and conditions of Section 28.27 will not bind the City of Alameda building department in its independent review of any Tenant application for a building permit related to Landlord deemed approved Alterations. Landlord agrees Tenant shall have the right to make limited alterations and improvements to the Premises upon prior written notice to, but without the consent of, Landlord provided that such alterations and improvements to the Premises: (a) are less than $500,000 in estimated cost, and (b) do not affect the structural portion of the Building or the systems serving the Building, and (c) are performed in full compliance with the terms of this Lease, including the requirement to obtain if applicable to such work a building permit from the City of Alameda, a copy of which building permit shall be provided to Landlord’s property manager in advance of work commencing, (the “Limited Improvements”). All Limited Improvements to the Premises

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shall be made in a good and workmanlike manner, in accordance with Landlord’s construction rules and regulations set forth in Schedule G-3 to this Lease and Tenant must maintain appropriate liability and builders’ risk insurance throughout the construction. Any Limited Improvements to the Premises shall be at Tenant’s sole cost and expense, and made in compliance with all applicable Laws. All Limited Improvements performed by Tenant to the Premises are subject to removal at Tenant’s cost at the expiration of the Term.

10.2. Alterations. Any Alterations to the Premises shall be at Tenant’s sole cost and expense, and made in compliance with all applicable Laws and all reasonable requirements requested by Landlord. Prior to starting work, Tenant shall furnish Landlord with: (1) plans and specifications (which shall be in CAD format if requested by Landlord); (2) either (a) the name of the general contractor Tenant plans to use or (b) a statement in writing that Tenant intends to act as its own general contractor for the Alterations and that Tenant shall compy with all requirements and obligations applicable to the general contractor pursuant to this Lease and the Work Letter; (3) a list of contractors and/or subcontractors Tenant intends to use; (4) required permits and approvals; (5) evidence of contractors and subcontractors insurance in amounts reasonably required by Landlord and naming Landlord, the managing agent for the Building and such other persons or entities as Landlord may reasonably request, as additional insureds; and (6) any security for payment in performance and amounts reasonably required by Landlord. If any Alteration requires the removal of asbestos, an appropriate asbestos disposal plan, identifying the proposed disposal site of all such asbestos, must be included with the plans and specifications provided to Landlord. Landlord and Tenant agrees to use the procedure and timing set forth in the Work Letter attached to this Lease to submit and respond to the Alterations plans and specifications in the same manner as the Tenant Improvement plans and specifications. Landlord’s approval of Tenant’s contractors shall not be required so long as they are licensed and bonded in the state of California and complete all Alterations in a workmanlike manner. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alteration (a “Coordination Fee”) equal to five percent (5%) of the total costs of the Alteration, to the extent the costs of the Alteration is equal to or less than $100,000; or four percent (4%) of the costs of the Alteration to the extent that the costs of the Alteration is in excess of $100,000. In no event shall the Coordination Fee exceed more than $250,000 in any calendar year. Upon completion, Tenant shall furnish Landlord with all completion conditions described in Exhibit G. Landlord will notify Tenant at the time of Landlord’s consent to any such Alterations as to whether Landlord requires their removal at Tenant’s cost at the end of the Term. If Landlord is deemed to consent to the Alteration because it failed to timely respond to Tenant’s reminder notice for consent to the Alterations, Tenant may, but shall not be obligated to, remove the Alterations at the expiration of the Term. All Alterations shall be made in a good and workmanlike manner, in accordance with the terms of Exhibit G and Landlord’s then-current guideline for construction. Tenant shall maintain appropriate liability and builders’ risk insurance throughout the construction. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property arising out of or relating to the performance of any Alterations, Limited Improvements and Tenant Improvements performed by or on behalf of Tenant, or any liens recorded against the title of the property, except to the extent such claims are caused by the gross negligence or willful misconduct of Landlord or Landlord Related Parties. Under no circumstances shall Landlord be required to pay, during the

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Term any ad valorem or other Taxes on such Alterations, Limited Improvements and Tenant Improvements, Tenant hereby covenanting to pay all such taxes when they become due.

10.3. Liens. Tenant agrees that all of the terms of Exhibit G regarding liens, and Tenant release of liens and liability for liens, are applicable to the Alternations, Limited Improvements and Tenant Improvements.

11. Maintenance and Repair of Premises.

11.1. Maintenance and Repair by Tenant.

(a) Tenant Maintenance. Tenant shall, at its sole cost and expense, maintain the Premises, Building and Parking Area in good repair and in a neat and clean, good and operating condition, including making all necessary repairs and replacements. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (i) floor coverings; (ii) interior partitions; (iii) doors; (iv) the interior demising walls; (v) the structural elements of exterior walls and foundations and roof of the Building and all plate glass and exterior doors to the Building, (vi) fire life safety systems, including sprinklers, fire alarms and/or smoke detectors; (vii) Alterations, described in Article 10 and Tenant Improvements, described in Exhibit G; (viii) heating, ventilation and air conditioning (HVAC) systems exclusively serving the Premises; (ix) kitchens; (x) plumbing and similar facilities exclusively serving the Premises, whether such items are installed by or on behalf of Tenant or are currently existing at the Premises, (xi) telephone and data equipment, and cabling, and (x) all lateral utility services lines serving the Building from the point of connection to the main utility service line. Landlord agrees that Tenant’s maintenance and repair obligation shall not extend beyond any lateral utility line point of connection to any main utility line for utility services, including in any instance that the main utility line is located in on or under the Land or Parking Area surrounding the Building.

(b) Tenant Repair. Tenant shall further, at its own costs and expense, repair or restore any damage or injury to all or any part of the Land, Parking Area, Building and Premises caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to, repairs or replacements necessitated by (i) the construction or installation of all alterations and improvements to the Premises by or on behalf of Tenant; (ii) the moving of any property into or out of the Premises; or Tenant’s use and occupancy of the Premises. If Tenant fails to take objective steps to commence such repairs or replacement within ten (10) Business Days after written notice from Landlord in compliance with Section 25 of this Lease and complete such repair and replacement work within sixty (60) days, then Landlord may, at its option, upon prior written notice to Tenant make the required repairs and replacements and the actual documented costs of such repairs or replacement (including Landlord’s administrative charge) shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder. Landlord shall not be obligated to deliver written notice to Tenant if Landlord is acting reasonably in the circumstances of an emergency in order to prevent loss or damage to the Building, Parking Area or Land so long as Landlord or Landlord’s property manager provides a report to Tenant following such action taken by Landlord.

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11.2. Maintenance and Repair by Landlord. Landlord is not responsible for the maintenance and repair of the Premises, Building and Parking Area. Landlord shall perform repairs (i) necessitated by damage caused by the actions of Landlord or anyone in the employ or control of Landlord, or (ii) to any main utility service line up to the point of connection with the lateral utility service line that serves the Building, including in any instance that the main utility line is located in on or under the Land or Parking Area surrounding the Building. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1942 and 1942 of the California Civil Code or any similar or successor Laws now or hereby in effect. Tenant shall immediately give Landlord written notice of the need for repair of the items for which Landlord is responsible. If Tenant or Tenant’s invitees or anyone in the employ or control of Tenant caused any damages necessitating repair which Landlord performs, then Tenant shall pay to Landlord the cost thereof, immediately upon demand therefor. If Landlord, or its authorized contractors on behalf of Landlord, in the performance of Landlord’s maintenance and repair obligations carried out in accordance with the terms of this Lease actively causes physical damage resulting in an interruption of the Building utility service that prohibits Tenant’s use and occupancy of the Premises, then Tenant shall have the right within three (3) days following the date of such physical damage arising, where not repaired by Landlord or its contractors, to carry out the repair of that existing physical damage to the Building utility service at Landlord’s cost. Landlord will reimburse Tenant within thirty (30) days of receipt of invoice therefore detailing the Tenant’s actual reasonable out-of-pocket cost incurred by Tenant, with all supporting documents, of those reasonable costs directly related to Tenant’s repair of the physical damage that caused interruption of the Building utility service which prohibited Tenant’s use and occupancy of the Premises.

12. Environmental Protection Provisions.

12.1. Hazardous Materials. “Hazardous Materials” shall mean any material, substance or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive, flammable, explosive, radioactive or corrosive, including, without limitation, petroleum, solvents, lead, acids, pesticides, paints, printing ink, PCBs, asbestos, materials commonly known to cause cancer or reproductive harm and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Premises are located or the United States Government, including, but not limited to, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act; all environmental laws of the state where the Premises are located, and any other environmental law, regulation or ordinance now existing or hereinafter enacted. “Hazardous Materials Laws” shall mean all present and future federal, state and local laws, ordinances and regulations, prudent industry practices, requirements of governmental entities and manufacturer’s instructions relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Materials, including without limitation the laws, regulations and ordinances referred to in the preceding sentence.

12.2. Reportable Uses Required Consent. In accordance with this Article 12 and as reasonably required by Tenant’s business operations, Tenant hereby agrees that Tenant and Tenant’s officers, employees, representatives, agents, contractors, subcontractors, successors,

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assigns, subtenants, concessionaires, invitees and any other occupants of the Premises (for purposes of this Article 12, referred to collectively herein as “Tenant Parties”) shall not cause or permit any Hazardous Materials to be used, generated, manufactured, refined, produced, processed, stored or disposed of, on, under or about the Premises or Building or transported to or from the Premises or Building without the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delay, but which may be limited in scope and predicated on strict compliance by Tenant with all applicable Hazardous Materials Laws and such other reasonable rules, regulations and safeguards as may be required by Landlord (or any insurance carrier, environmental consultant or lender of Landlord, or environmental consultant retained by any lender of Landlord) in connection with using, generating, manufacturing, refining, producing, processing, storing or disposing of Hazardous Materials on, under or about the Premises or the Building. In connection therewith, Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant Parties of Hazardous Materials on the Premises or the Building, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises or the Building. The foregoing notwithstanding, Tenant may use ordinary and customary materials reasonably required to be used in the course of the Permitted Use, ordinary office supplies (copier, toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Hazardous Materials Laws and does not expose the Premises or neighboring property to any material risk of contamination or damage or expose Landlord to any liability therefor.

12.3. Remediation Obligations. If at any time during the Term, any contamination of the Premises by Hazardous Materials shall occur where such contamination is caused by the act or omission of Tenant or Tenant Parties (“Tenant’s Contamination”), then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remediate such Hazardous Materials from the Premises or the groundwater underlying the Premises to the extent required to comply with applicable Hazardous Materials Laws. Tenant shall not take any required remedial action in response to any Tenant’s Contamination in or about the Premises or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Tenant’s Contamination without first obtaining the prior written consent of Landlord, which shall not be unreasonably withheld conditioned or delayed, but which consent may be subject to those commercially reasonable conditions imposed by Landlord. Landlord’s consent to any Tenant remedial action, or any settlement agreement, decree or other compromise shall not bind the owner of the Land to consent to the same. Such prior written consent shall not be required to the extent the delay caused by the requirement to obtain consent may increase the damage to the Premises or the risk of harm to human health, safety, the environment or security caused by the Tenant’s Contamination. Landlord and Tenant shall jointly prepare a remediation plan in compliance with all Hazardous Materials Laws and the provisions of this Lease. Tenant shall be responsible for all coordination with the regulatory agencies in respect of the implementation of the remediation plan for any Tenant’s Contamination. In addition to all other rights and remedies of Landlord hereunder, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Tenant’s Contamination, and thereafter commence the required remediation of any Hazardous Materials released or discharged in connection with Tenant’s Contamination within thirty (30) days after all necessary approvals and consents have been obtained, and thereafter continue to prosecute such remediation to completion

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in accordance with the approved remediation plan, then Landlord, at its sole discretion, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within fifteen (15) Business Days of Landlord’s demand for reimbursement of all amounts reasonably paid by Landlord (together with interest on such amounts at the highest lawful rate until paid), when such demand is accompanied by proof of payment by Landlord of the amounts demanded. Tenant shall promptly deliver to Landlord, copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises as part of Tenant’s remediation of any Tenant’s Contamination. The foregoing notwithstanding, “Tenant’s Contamination” shall not refer to or include any Hazardous Materials that were not introduced to the Premises by Tenant or Tenant Parties and do not form part of the Building structure or materials. As an example, if a petroleum in ground plume is found on the Land, unless there is evidence that Tenant introduced the Hazardous Material to the Land that Hazardous Material shall not be considered “Tenant’s Contamination,” and it shall not be Tenant’s responsibility to take remedial action relating to such Hazardous Materials. As an example, if the Building contains asbestos which is encapsulated or part of the Building materials and the Tenant disturbs this Hazardous Materials as part of Tenant’s Improvements or Alternations then Tenant shall be responsible at its cost for remedial action to remove the same as part of Tenant’s construction work.

12.4. Environmental Permits. Tenant and Tenant Parties shall be solely responsible for obtaining and complying with, at their cost and sole expense, any environmental permits required for Tenant’s operations under this Lease, independent of any existing permits held by Landlord. Tenant shall not conduct operations or activities under any environmental permit that names Landlord as a secondary discharger or co-permittee. Tenant shall provide prior written notice to Landlord of all environmental permits and permit applications required for any of Tenant’s operations or activities. Tenant acknowledges that Landlord will not consent to being named a secondary discharger or co-permittee for any operations or activities of Tenant, its contractors, assigns or subtenants. Tenant shall strictly comply with any and all environmental permits (including any hazardous waste permit required under the Resource Conservation and Recovery Act or its state equivalent) and must provide, at its own expense, any hazardous waste management facilities complying with all Hazardous Material Laws.

12.5. Landlord’s Inspection Right. Landlord shall have the right to inspect the Premises for Tenant’s compliance with this Article 12 upon compliance with the notice and access requirements set forth in Section 28.8 below.

12.6. Hazardous Materials Handling Plan. Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire Disclosure Statement (the “Environmental Questionnaire”), in the form of Exhibit E attached hereto and shall require any Subtenant who will bring to, or use at the Premises, any Hazardous Materials to also execute and deliver to Landlord an Environmental Questionnaire. To the extent Tenant intends to store, use, treat or dispose of Hazardous Materials on the Premises, Tenant shall prepare and submit together with the Environmental Questionnaire a Hazardous Materials Handling Plan (the “Hazardous Materials Handling Plan”). For a period of fifteen (15) days following Landlord’s receipt of the Environmental Questionnaire and Hazardous Materials Handling Plan, if applicable, Landlord shall have the right to approve or disapprove such documents or prescribe conditions. The failure of Landlord to approve such documents or prescribe conditions shall entitle Tenant to

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deliver a reminder notice to Landlord in accordance with Section 28.27 of this Lease. Landlord approval of the Environmental Questionnaire and the Hazardous Materials Handling Plan shall constitute approval for Tenant’s use of the Hazardous Materials set forth therein in compliance with Hazardous Materials Laws and the Hazardous Materials Handling Plan. Following approval of the Hazardous Materials Handling Plan, Tenant shall comply therewith throughout the Term. To the extent Tenant is permitted to utilize Hazardous Materials upon the Premises, such use shall be limited to the items set forth in the Environmental Questionnaire, shall comply with Hazardous Materials Laws and the Hazardous Materials Handling Plan and Tenant shall promptly provide Landlord with complete and legible copies of all the following environmental items relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for hazardous materials; orders, reports, notices, listing and correspondence of or concerning the release, investigation of, compliance, cleanup, remedial and corrective actions, and abatement of hazardous materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant’s use, handling, storage or disposal of Hazardous Materials. If, in conjunction with Tenant’s Permitted Use of the Premises, Tenant desires to commence the use, treatment, storage or disposal of previously undisclosed Hazardous Materials, prior to such usage thereof, Tenant shall notify Landlord thereof, by written summary detailing the scope of such proposed usage and updating the Hazardous Materials Handling Plan to the extent required by such proposed usage. For a period of fifteen (15) days following Landlord’s receipt of such notice, Landlord shall have the right to approve or disapprove of such documents. The failure of Landlord to approve of such documents shall entitle Tenant to deliver a reminder notice to Landlord in accordance with Section 28.27 of this Lease. Tenant shall be responsible for preparing the required permits, documents, and regulatory/administrative correspondence. Tenant shall be responsible for disposal of hazardous waste in accordance with and approval of CALEPA, the City of Alameda and pursuant to Tenant’s individual EPA ID number.

12.7. Hazardous Materials Indemnity. In addition to any other provisions of this Lease, Tenant shall, and does hereby agree, to, indemnify and hold harmless Landlord from any costs, expenses, liabilities, fines or penalties resulting from discharges, emissions, spills, storage or disposal (“HM Losses”) arising from Tenant’s occupancy, use or operations, or any other action by Tenant or its contractors, employees, agents, assigns, invitees, or subtenants giving rise to responsibility under any Hazardous Materials Laws. Tenant’s obligations hereunder shall apply whenever Landlord incurs costs or liabilities for Tenant’s activities or for the activities of Tenant’s contractors, employees, agents, assigns, invitees, or subtenants as provided hereunder. This provision shall survive the expiration or termination of this Lease. Notwithstanding the foregoing, Tenant shall have no obligation to indemnify and hold Landlord harmless from any HM Losses relating conditions at the Premises that existed prior to Tenant, in its capacity as licensee, taking possession of the Premises pursuant to a license between the parties pre dating this Lease, including without limitation any asbestos that may exist in the Building or hazardous conditions resulting from the Premises being identified as a superfund site.

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13. Assignment and Subletting.

13.1. Landlord Consent Required. Subject to Sections 13.5 and 13.6 below, Tenant shall not voluntarily or by operation of law, (a) mortgage, pledge, hypothecate or encumber this Lease or any interest therein, or (b) assign or transfer this Lease or any interest herein, sublease the Premises or any part thereof or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably provided that (i) Tenant is not then in Default under this Lease nor is any event then occurring, with the giving of notice or the passage of time, or both, would constitute a Default hereunder, and (ii) Tenant has not previously assigned or transferred this Lease or any interest herein or subleased the Premises or any part thereof. A transfer of greater than fifty percent (50%) interest (whether stock, partnership interest, membership interest or otherwise) of Tenant, either in one (1) transaction or a series of transactions shall be deemed to be an assignment under this Lease. For the purposes of this Article 13, the Landlord’s written consent to any assignment or transfer of this Lease or sublease of all or a portion of the Premises without the prior approval of the Alameda City Council shall be void, invalid, of no force and effect and deemed to be a breach of this Lease. Any consent issued to the Tenant without evidence of prior City Council approval shall be void, invalid, shall not constitute Landlord’s required consent under this Article 13. Notwithstanding the foregoing, Landlord’s consent with respect to subsection (a) above may be authorized by City Manager without further City Council approval, unless otherwise directed by the City Council by resolution or ordinance, in which case such resolution or ordinance shall control. For clarity, the Alameda City Council shall be deemed to have approved any such assignment or transfer of this Lease or sublease of all or a portion of the Premises if approved by a vote of a simple majority of the council (e.g. in 2022 terms three affirmative votes) at a noticed public meeting of the Alameda City Council, unless otherwise required by law, including the City Charter. Landlord agrees to use best efforts to place on the City Council agenda any request for approval by the Alameda City Council within sixty (60) days of receipt of the Tenant’s request. In no event shall the Alameda City Council’s approval be unreasonably withheld.

13.2. Landlord Recapture. In the event of an assignment of this Lease or subletting of more than twenty percent (20%) of the rentable square footage of the Premises, Landlord shall have the right to recapture the portion of the Premises that Tenant is proposing to transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination.

13.3. Reasonable Consent. If Tenant intends to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord written notice of such intent (“Transfer Notice”). Tenant’s Transfer Notice shall be accompanied by a copy of the proposed assignment or sublease between Tenant and the proposed assignee or subtenant, together with current and three (3) years’ prior financial statements, if available, for the proposed assignee or subtenant, which financial statement shall be prepared in accordance with generally accepted accounting principles. Tenant shall provide Landlord with any additional information or documentation reasonably requested by Landlord within ten (10) Business Days after receiving Landlord’s request. Landlord shall then have a period of thirty (30) days following receipt of such additional information (or 30 days after

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receipt of Tenant’s Transfer Notice if no additional information is requested) within which to notify Tenant in writing that Landlord elects either (a) to exercise its recapture rights in accordance with Section 13.2 in which event Tenant will be relieved of all further obligations hereunder as to such space as of the date specified in Landlord’s notice terminating the Lease with respect to the relevant space, (b) to permit Tenant to assign this Lease or sublet such space as described in the Transfer Notice, subject, however, to prior written consent, which shall not be unreasonably withheld, conditioned or delayed to the proposed assignment or sublease or (c) deny Tenant’s request to assign this Lease or sublet such space. Among other factors upon which Landlord may reasonably withhold consent are the following: (i) the use of the Premises by such proposed assignee or subtenant does not comply with applicable law or conflicts with any City of Alameda ordinance; (ii) the financial condition of the proposed assignee or subtenant is such that, in Landlord’s reasonable determination, it would be unable to perform its obligations under the proposed sublease or assignment; or (iii) the portion of the Premises proposed to be sublet is irregular in shape and/or does not permit safe or otherwise appropriate means of ingress and egress, or does not comply with other Laws or regulations. For clarity, the Alameda City Council shall be deemed to have approved any such assignment or transfer of this Lease or sublease of all or a portion of the Premises if approved by a vote of a simple majority of the council (e.g. in 2022 terms three affirmative votes) at a noticed public meeting of the Alameda City Council, unless otherwise required by law, including the City Charter. Landlord agrees to use best efforts to place on the City Council agenda any request for approval by the Alameda City Council within sixty (60) days of receipt of the Tenant’s request. In no event shall the Alameda City Council’s approval be unreasonably withheld.

13.4. Tenant Affiliates. Notwithstanding anything to the contrary contained in Section 13.1, Tenant may, without obtaining the prior consent of Landlord, and without the payment of any amounts pursuant to Section 13.4, sublet or license the use of all or any part of the Premises or assign this Lease to a Tenant Affiliate, provided that (a) Tenant shall give not less than thirty (30) days’ prior written notice thereof to Landlord (to the extent such notice is permitted by applicable Law), (b) Tenant shall continue to be fully obligated under this Lease, and (c) any such assignee or sublessee shall, in a writing signed by both Landlord and such assignee or sublessee, expressly assume and agree to perform all the terms and conditions of this Lease to be performed by Tenant and to use the Premises only for a Permitted Use (but with respect to a sublease, only with respect to that portion of the Premises that is the subject of the sublease and excluding all rental obligations of Tenant hereunder). As used herein, “Tenant Affiliate” means (i) an entity controlling, controlled by or under common control with Tenant, (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action, or (iii) a purchaser of substantially all of Tenant’s assets located in the Premises; and a party shall be deemed to “control” another party for purposes of the definition contained in the aforesaid clause (i) only if the first party owns more than fifty percent (50%) of the stock or other beneficial interests of the second party or has the power to direct or cause the direction of the management or policy of the second party, or the first and second party share the same, or substantially the same (defined as a majority of directors on the “controlled” entity’s board are also on the other entity’s board), board of directors. Within five (5) Business Days of execution of any such sublease or license with a Tenant Affiliate, Tenant shall deliver to Landlord a copy of the fully executed assignment, sublease or license.

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13.5. No Release. No Transfer shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder. Each subtenant or assignee shall agree, in a form reasonably satisfactory to Landlord, to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in Default under this Lease with respect to the payment of Rent. In the event that, notwithstanding the giving of such notice, Tenant collects any rent or other sums from the assignee or subtenant, then Tenant shall hold such sums in trust for the benefit of Landlord and shall immediately forward the same to Landlord. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant. Tenant shall deliver to Landlord promptly after execution an executed copy of each Transfer and an agreement of compliance by each such subtenant or assignee.

13.6. Expenses and Attorneys’ Fees. Tenant shall pay to Landlord all costs and expenses (including without limitation, the fees of Landlord’s counsel) incurred in connection Landlord’s review and processing of documents regarding any proposed Transfer (which under no circumstances shall be no more than $1,500 per proposed Transfer).

13.7. Limitations on Transfer Reasonable. Tenant acknowledges and agrees that the restrictions, conditions, and limitations imposed by this Article 13 on Tenant’s ability to assign or transfer this Lease or any other interests herein, to sublet the Premises or any part thereof, are, for purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time this Lease was entered into and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, or transfer or assign any right or privilege appurtenant to the Premises.

14. Indemnity and Waiver of Claims.

14.1. Tenant Indemnification. Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges, judgment and expenses (including reasonable attorneys’ fees, costs and disbursements) (collectively referred to as “Losses”), arising from (a) the use of, or any activity done, permitted or suffered in or about the Premises (b) any activity done, permitted or suffered by Tenant or Tenant’s agents, contractors, invitees or licensees in or about the Building or Land (c) any act, neglect, fault, willful misconduct of Tenant or Tenant’s agents, or (d) from any breach or default in the terms of this Lease by Tenant or Tenant’s agents, except to the extent such claims arise out of or relate to the gross negligence or willful misconduct of Landlord. If any action or proceeding is brought against Landlord or Landlord’s property manager by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and its council members, officers, directors, employees, property managers and authorized contractors and authorized consultants (“Landlord Related Parties”) from responsibility for, waives its entire claim of recovery for and assumes all risks of: (i) damage

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to property or injury to person in or about the Premises, Building, Parking Area or Land from any cause whatsoever (except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord Related Parties), and or (ii) uninsured loss resulting from business interruption or loss of income at the Premises other than where Tenant has failed to procure the insurance required by this Lease.

14.2. Waiver of Claims. Except in the event of its own gross negligence or willful misconduct, Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord and Landlord Related Parties for any injury or damage to any person or property occurring or incurred in connection with or in any way relating to the Premises, Building or Land from any cause. Without limiting the foregoing, neither Landlord nor any Landlord Related Party shall be liable for and there shall be no abatement rent for (a) any damage to Tenant’s property stored with or entrusted to any Landlord Related Party, (b) loss of or damage to any property by theft or any other wrongful or illegal act, or (c) any injury or damage to person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or Building or from the pipes, appliances, appurtenance or plumbing works thereof or from the roof, street or surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Premises or Building or from any other cause whatsoever, (d) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Premises or (e) any latent or other defects in the Premises, Building or Land. Tenant agrees that in no case shall Landlord or any Landlord Related Party be responsible or liable on any theory for any injury to Tenant’s business, loss of profits, loss of income or any other form of consequential damage.

14.3. Survival/No Impairment. The obligations of Tenant under this Article 14 shall survive any termination of this Lease. The foregoing indemnity obligations shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or currents that results in the claims that is subject to the foregoing indemnity.

15. Insurance.

15.1. Tenant’s Insurance.

(a) Liability Insurance. Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and product liability if a product is sold from the Premises. Each policy of liability insurance required by this Section shall: (i) contain a cross liability endorsement or separation of insureds clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (iv) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (v) name Landlord, RiverRock Real Estate Group, Inc. and such other parties in interest as Landlord may from time

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to time reasonably designate to Tenant in writing, as additional insureds in an Additional Insured Endorsement. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies. The additional insured endorsement shall be in a form at least as broad as endorsement form number CG 20 11 01 96 promulgated by the Insurance Services Office.

(b) Personal Property Insurance. Tenant shall maintain in full force and effect on all of its personal property, furniture, furnishings, trade fixtures and equipment from time to time located in, on or upon the Premises (“Tenant’s Property”), and any Tenant Improvements (as defined in Exhibit G) and Alterations (as defined in Article 10) in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against all perils, included within the standard form of “all-risk” (i.e., “Special Cause of Loss”) fire and casualty insurance policy. Landlord shall have no interest in the insurance upon Tenant’s Property or Alterations and will sign all documents reasonably necessary in connection with the settlement of any claims or loss by Tenant. Landlord will not carry insurance on Tenant’s Property or Alterations.

(c) Worker’s Compensation Insurance; Employer’s Liability Insurance. Tenant shall, at Tenant’s expense, maintain in full force and effect during the Term of this Lease, worker’s compensation insurance with not less than the minimum limits required by law, and employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000.00).

(d) Pollution Legal Liability.

(i) Commercial Pollution Legal Liability. Tenant shall maintain a Commercial Pollution Legal Liability Insurance with coverage limits of not less than Two Million Dollars ($2,000,000) annual aggregate covering claims arising out of or related to Tenant’s Contamination during the term of this Lease. Such policy shall name the City as an additional insured.

(ii) Contractor’s Pollution Legal Liability. Tenant shall cause any contractors retained for performing any Alterations of the Premises, the total cost of which exceed Two Hundred Thousand dollars ($200,000) to obtain and maintain Contractor's Pollution Liability Insurance covering the general contractor or Tenant, if Tenant is acting as its own general contractor, and all subcontractors in an amount of not less than Two Million Dollars ($2,000,000) with a maximum deductible of Ten Thousand Dollars ($10,000). Any such policy shall name the City as an additional insured.

(e) Business Interruption Insurance. Tenant shall, at Tenant’s expense, maintain in full force and effect during the Term of this Lease, Business Interruption Insurance with a limit of liability of at least twelve (12) months estimated gross earning, as defined in the standard form of business interruption insurance policy, of Tenant at the Premises, which insurance shall be on an “all risk” basis (or its equivalent).

(f) Automobile Liability. Tenant shall maintain in full force and effect during the Term of this Lease, Commercial Automobile Liability. Such policy shall be in an amount of not less than One Million Dollars ($1,000,000) combined singled limit.

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15.2. Requirements For All Policies. Each policy of insurance required under Section 15.1 shall: (a) be in a form, and written by an insurer, reasonably acceptable to Landlord, (b) be maintained at Tenant’s sole cost and expense, and (c) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal. or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A-” or better and financial size category ratings of “VII” or better according to the latest edition of the Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Premises is located. Any deductible amount under such insurance shall not exceed $5,000. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement affecting the additional insured status, is in full force and effect and that premiums therefor have been paid. Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord with certificates of renewal thereof and shall provide Landlord with at least thirty days prior written notice of any cancellation or modification.

15.3. Certificates of Insurance. Upon execution of this Lease by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Article is in force, accompanied by an endorsement(s) showing the required additional insureds satisfactory to Landlord in substance and form.

16. Damage or Destruction.

16.1. Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises (or Hazardous Material Condition for which Tenant is not responsible), other than Tenant’s Property (as defined at Section 15.1(b)), or Alterations (as defined at Article 10), which can reasonably be repaired in six (6) months or less from the date of the damage or destruction. Landlord shall notify Tenant in writing within thirty (30) days following the date of the damage or destruction as to whether or not the damage is Partial or Total and the estimated time for repairing said damage. Notwithstanding the foregoing, Premises Partial Damage shall not include damage to windows, doors, and/or other similar items which Tenant has the responsibility to repair or replace pursuant to the provisions of Section 11.1.

(b) “Premises Total Destruction” shall mean damage or destruction to the Premises (or Hazardous Material Condition for which Tenant is not responsible), other than Tenant’s Property (as defined at Section 15.1(b)), or Alterations (as defined at Article 10), which cannot reasonably be repaired in six (6) months or less from the date of the damage or destruction. Landlord shall notify Tenant in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Tenant’s Property (as defined at Section 15.1(b)), or Alterations (as defined at Article 10), which was caused by an event required to be covered by the insurance described in Section 15.4, irrespective of any deductible amounts or coverage limits involved.

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(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Landlord (excluding Alterations) at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Laws governing the Premises, and without deduction for depreciation.

(e) “Hazardous Material Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Material as (defined in Section 12.1), in, on, or under the Premises which requires repair, remediation, or restoration.

16.2. Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, Landlord shall repair such damage (but not Tenant’s Property or Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Tenant shall, at Landlord’s election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Landlord shall make any applicable insurance proceeds available to Tenant on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, Tenant shall promptly contribute the shortage in proceeds (except as to the deductible which is Tenant’s responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Landlord shall have no obligation to fully restore the unique aspects of the Premises unless Tenant provides Landlord with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Landlord receives said funds or adequate assurance thereof within said ten (10) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not so received, Landlord may nevertheless elect by written notice to Tenant within ten (10) days thereafter to: (a) make such restoration and repair as is commercially reasonable with Landlord paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (b) have this Lease terminate thirty (30) days thereafter. Tenant shall not be entitled to reimbursement of any funds contributed by Tenant to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Section 16.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

16.3. Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Tenant (in which event Tenant shall make the repairs at Tenant’s expense), Landlord may either: (a) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease by giving written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of the termination notice to give written notice to Landlord of Tenant’s commitment to pay for the repair of such damage without reimbursement from Landlord. Tenant shall provide Landlord with said funds or satisfactory assurance thereof within thirty (30) days after making such commitment. In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such repairs

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as soon as reasonably possible after the required funds are available. If Tenant does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

16.4. Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate sixty (60) days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Tenant, in addition to the termination of the Lease, Landlord shall have the right to recover Landlord’s damages from Tenant.

16.5. Damage Near End of Term. If at any time during the last six (6) months of this Lease Term (or the last 6 months of any Renewal Term) there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, Landlord may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Tenant within thirty (30) days after the date of occurrence of such damage. Notwithstanding the foregoing, if Tenant at that time has an exercisable option to extend this Lease or to purchase the Premises, then Tenant may preserve this Lease by (a) exercising such option and (b) providing Landlord with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is ten (10) days after Tenant’s receipt of Landlord’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Tenant duly exercises such option during such period and provides Landlord with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Landlord shall, at Landlord’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Tenant fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Tenant’s option shall be extinguished.

16.6. Abatement of Rent. In the event of Premises Partial Damage, Premises Total Destruction or Hazardous Material Condition for which Tenant is not responsible under this Lease, the Rent payable by Tenant for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired. In the case of a Premises Partial Damage, the terms of Section 16.2 shall apply. In the case of a Premises Total Destruction the terms of Section 16.4 shall apply. In the case of a Hazardous Material Condition, Tenant shall have the right in addition to an abatement of the Rent, in circumstance where Landlord fails to remediate the Hazardous Material Condition that Landlord is responsible for within ninety (90) days to then terminate this Lease upon written notice to Landlord. Upon termination of the Lease, Tenant shall only be obligated to pay Rent amounts due prior to the date of termination subject to any offset for any abatement of Rent right to which Tenant is entitled under this Section 16.6.

17. Condemnation.

If the whole or if any material part of the Premises or Building is taken or condemned for any public or quasi-public use under either state or federal law, by eminent domain or purchase in lieu thereof (a “Taking”), and (a) such Taking renders the Premises or Building unsuitable, in Landlord’s reasonable opinion, for the purposes for which they were constructed; or (b) the Premises or Building cannot be repaired, restored or replaced at reasonable expense

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to an economically profitable unit, then Landlord may, at its option, terminate this Lease as of the date possession vests in the condemning party. If twenty-five percent (25%) or more of the Premises is taken and if the Premises remaining after such Taking and any repairs by Landlord would be untenantable (in Tenant’s reasonable opinion) for the conduct of Tenant’s business operations, Tenant shall have the right to terminate this Lease as of the date possession vests in the condemning party. The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent shall be appropriately adjusted to account for any reduction in the square footage of the Premises. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws. Landlord shall be entitled to any and all compensation, damages, income, rent, awards or any interest thereon which may be paid or made in connection with any such Taking, and Tenant shall have no claim against Landlord for the value of any expired term of this Lease or otherwise; provided, however, that Tenant shall be entitled to receive any award separately allocated by the condemning authority to Tenant for Tenant’s relocation expenses, the value of Tenant’s fixture, equipment and personal property (specifically excluding components of the Premises which under this Lease or by law are or at the expiration of the Term will become the property of Landlord, including, without limitation, fixtures and Alterations), or Tenant’s loss of business goodwill, provide that such award does not reduce any award otherwise allocable or payable to Landlord.

18. Default.

18.1. Events of Default. The occurrence of any of the following shall constitute a “Default” by Tenant:

(a) Tenant fails to make any payment of Rent when due, if payment in full of past due Rent is not received by Landlord within five (5) days after written notice to Tenant in compliance with Section 25 of this Lease.

(b) Tenant abandons the Premises as defined in Section 1951.3 of the California Civil Code.

(c) Tenant violates the restrictions on Transfer set forth in Article 13.

(d) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within thirty (30) days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

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(e) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (d) of this Section 18, and does not fully cure such failure within thirty (30) days after written notice to Tenant or, if such failure cannot be cured within such thirty (30) day period, Tenant fails within such thirty (30)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within one hundred and eighty (180) days of such notice.

(f) Tenant is in default under the terms and conditions of the Lease between Tenant and Landlord for Building 372 located at 1600 Orion Street, Alameda, CA and Building 397 located at 1690 Orion Street, Alameda, CA.

18.2. Remedies. Upon the occurrence of any Default under this Lease, whether enumerated in Section 18.1 or not, Landlord shall have the option to pursue any one or more of the following remedies (except as expressly prescribed herein) or demand whatsoever. Without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, and waives any and all other notices or demand requirements imposed by applicable Law:

(a) Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided discounted to the then present value;

(iv) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i), (ii) and (iii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (A) the greatest per annum rate of interest permitted from time to time under applicable law, or (B) the Prime Rate plus 5% as determined by Landlord, and as referred to in part (iii) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

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(b) Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(c) Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above. Landlord shall use good faith efforts to endeavor to mitigate Landlord’s damages due to such termination of Lease in accordance with this subsection (c) by advertising the Premises for relet. Amounts received in rent after deduction of Landlord’s expenses with respect to any relet of the Premises during the period Landlord would otherwise be entitled to receipt of rent from Tenant shall be applied to reduce any damages to which Landlord may otherwise be entitled.

18.3. No Waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

18.4. Waiver of Redemption, Reinstatement, or Restoration. Tenant hereby waives any and all rights conferred by Section 3275 of the Civil Code of California and by Sections 1174(c) and 1179 of the Code of Civil Procedure of California and any and all other laws and rules of law from time to time in effect during the Lease Term or thereafter providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination as a result of Tenant’s breach.

18.5. Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of Default shall not be deemed or construed to constitute a waiver of such Default.

18.6. Landlord’s Right to Perform Tenant’s Obligations. If Tenant is in Default of any of its non-monetary obligations under this Lease, in addition to the other rights and remedies of Landlord provided herein, then Landlord may at Landlord’s option, but without any obligation do so and without further notice to Tenant, perform any such term, provision, covenant or condition or make any such payment and Landlord by reason of doing so shall not be liable or responsible for any loss or damage thereby sustained by Tenant. If Landlord performs any of Tenant’s obligations hereunder in accordance with this Section 18.6, the full amount of the reasonable and direct costs and expense incurred or the payments so made to avoid further loss shall immediately be owed by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as

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Additional Rent, the full amount thereof with interest thereon from the day of payment by Landlord the lower of five percent (5%) per annum, or the highest rate permitted by applicable law.

18.7. Severability. This Article 18 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

18.8. Landlord Default. In any instance that the Landlord fails to perform Landlord’s obligations under the terms and conditions of this Lease the Tenant shall have the right to given the Landlord notice in accordance with Section 25 informing Landlord of the default and requesting that Landlord cure the same. Landlord will have twenty (20) days to cure the Landlord default or if such cure will take longer than twenty (20) days then Landlord will commence to cure within such twenty (20) days and actively prosecute the cure to completion. If Landlord fails to cure the Landlord default as set forth in this Section 18.8 then Tenant shall have the right to provide Landlord a reminder notice that states in bold letters: “THIS IS A NOTICE OF LANDLORD DEFAULT AND REQUEST FOR CURE UNDER SECTION 18.8 OF THE LEASE”, following receipt of which Landlord shall have a period of ten (10) Business Days to finalize the cure or to respond to Tenant’s request for cure in writing with reasons for the delay to cure.

19. Limitation of Liability.

Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor landlord) shall be governed by applicable state and federal laws for so long as Landlord is a public entity and, at any time thereafter, shall be limited to the interest of Landlord in the Building as the same may from time to time be encumbered. Tenant shall look solely to Landlord’s interest in the Premises for the recovery of any judgment. Neither Landlord nor any Landlord Related Party shall be personally liable for any judgment or deficiency, and in no event shall Landlord or any Landlord Related Party be liable to Tenant for any lost profit, damage to or loss of business or a form of special, indirect or consequential damage. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) whom Tenant has been notified hold Mortgages (defined in Article 22 below), notice and reasonable time to cure the alleged default.

20. Surrender of Premises.

Not less than thirty (30) days prior to the Expiration Date, as the same may be extended and subject to Landlord’s compliance with the Access Requirements set forth in Section 28.8, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises (the “Walk-Through”) and shall identify the property to be removed by Tenant upon surrender, including, but not limited to, Tenant’s personal property, trade fixtures, Tenant Improvements (as that term is defined in Exhibit G) but only to the extent Landlord identified such Tenant Improvements as requiring removal when it provided its consent, and any Alterations, but only to the extent Landlord identified such Alterations as requiring removal when it provided its consent (collectively, the “Tenant Property”), as well as Tenant’s repair and/or restoration obligations caused by the removal of such items and any touch-up work and repairs to be performed by Tenant prior to Tenant’s surrender of the Premises (the “Tenant Repairs”). Notwithstanding the immediately preceding sentence, in the event of a termination of this Lease

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prior to the scheduled Expiration Date, the date of the Walk-Through shall be as determined by the parties. Within five (5) Business Days after the date of the Walk-Through, the parties shall agree in writing as to the specific items identified as Tenant Property and Tenant Repairs during the Walk-Through. At the termination of this Lease or Tenant’s right of possession, Tenant shall remove the Tenant Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of the Tenant Property, or to restore the Premises to the required surrender condition upon the Expiration Date then Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and dispose of the Tenant Property in any manner Landlord deems appropriate and/or perform such restoration of the Premises to the surrender condition required by this Lease, in which case Tenant shall reimburse Landlord for the actual documented expenses of Landlord incurred in removal of Tenant’s Property and restoration of the Premises to good working surrender condition required by the term of this Lease. Landlord shall not be responsible for the value, preservation or safekeeping of the Tenant Property following the expiration or termination of this Lease. Tenant expressly waives any right to require or expect Landlord storage of any of Tenant’s Property at Tenant’s cost and expense following the Expiration Date, and any right to seek damages from Landlord due to Landlord’s disposal of the abandoned Tenant’s Property.

21. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent due for the period immediately preceding the holdover. No holding over by Tenant shall operate to extend the Term. If Tenant does not surrender possession at the end of the Term or sooner termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against any and all losses or liability resulting from delay in Tenant so surrendering the Premises including, without limitations, any loss or liability resulting from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay. Any holding over by Tenant with the written consent of Landlord shall thereafter constitute a lease from month to month.

22. Mortgages.

22.1. Subordination to Mortgages. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, or Building and any ground lease(s) or other agreements or covenants running with the land now or subsequently arising upon the Building, and to renewals, modifications, refinancing and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall, within thirty (30) days written request therefor from Landlord, execute a commercially reasonable subordination agreement in favor of the Mortgagee. Landlord shall use commercially reasonable efforts to obtain for Tenant a non-disturbance provision in any such subordination agreement. As an alternative, a Mortgagee shall

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have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, shall attorn to any successor to Landlord’s interest in this Lease.

22.2. Mortgage Protection. Tenant shall give to any Mortgagee, in accordance with the notice requirements of Article 25 below, at the same time as it is given to Landlord, a copy of any notices of default given to Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of notice of assignment of rent and leases, or otherwise) of the existence and address of such Mortgagee. Tenant further agrees that, if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional reasonable period of time within which to cure such default, or if such default cannot be cured without Mortgagee pursuing its remedies against Landlord, then mortgagee shall have such additional time as may be necessary to commence and complete a foreclosure proceeding. If, in connection with obtaining financing for the Project, or a portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent to such modifications, provided that such modifications do not materially adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.

23. Tenant’s Estoppel Certificate.

Within twenty (20) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, an estoppel certificate stating, that this Lease is in full force and effect, describing any amendments or modifications thereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Mortgage and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed any construction obligations hereunder. Any such estoppel certificate may be relied upon by any person or entity purchasing, acquiring an interest in or extending finance with respect to the Building, or any part thereof. If Tenant fails to provide such certificate within twenty (20) days as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee or deed of trust holder.

24. Safety Plan.

Tenant shall have up to six (6) months following the Lease Date to deliver to Landlord a written safety plan for the Premises and Building (“Safety Plan”). The Safety Plan will be compliant with all laws, ordinances and regulations that govern the Tenant’s use of the Premises. The Safety Plan will include, without limitation, provisions that identify the risk or hazards, outline all procedures, rules and regulation that are or will be put in place to protect workers over the course of the Term and all evacuation procedures for workers and all testing of safety equipment installed in the Building, and safety and protection equipment to be used by workers in business operations at the Premises.

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25. Notice.

All notices shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in the Basic Lease Information (“Notice Address”). Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

26. Labor Provisions.

26.1. Equal Opportunity. During the Term, and with respect to person(s) in the Building or Premises or employment or employees at the Premises, Tenant agrees as follows:

(a) Tenant will not discriminate against any guest, visitor, invitee, customer, employee of Tenant or applicant for employment because of employment because of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex, gender identity, gender expression, age, sexual orientation, or military and veteran status. The employees of Tenant shall be treated during employment, without regard to their employment because of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex, gender identity, gender expression, age, sexual orientation, or military and veteran status. Such action shall include, but not be limited to, the following: employment, upgrading demotion, or transfer, recruitment or recruitment advertising, layoff or termination, rate of pay or other forms of compensation, selection for training, including apprenticeship. Tenant agrees to post in conspicuous places, notices to be provided by the applicable government agencies, setting forth the provisions of this nondiscrimination provision.

(b) Tenant will, in all solicitations or advertisements for employees placed by or on behalf of Tenant, state that all qualified applicants will receive consideration for employment without regard to employment because of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex, gender identity, gender expression, age, sexual orientation, or military and veteran status.

(c) Tenant will send to each labor union or representative of workers with which it has a collective bargaining agreement, advising the labor union or worker’s representative of Tenant’s commitments under this Equal Opportunity Clause and shall post copies of notice in conspicuous places available to employee and applications for employment.

(d) Tenant, through any approved sublease, shall require each of its subtenants to comply with the nondiscrimination provisions contained in this Section 26.1.

26.2. Convict Labor. In connection with the performance of work required by this Lease, Tenant agrees not to employ any person undergoing a sentence of imprisonment at hard labor.

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26.3. Prevailing Wages and Related Requirements. Tenant acknowledges and agrees any Tenant Improvements and Alterations made by or on behalf of Tenant to the Premises, or any portion thereof, which are paid for in whole or in part by Landlord or which are considered to have been paid for in whole or in part by Landlord (e.g. by virtue of any rents that are reduced, waived or forgiven) will constitute “[c]onstruction, alteration, demolition, installation, or repair work done under contract and paid for in whole or in part out of public funds...”. (California Labor Code section 1720.) Tenant shall comply with any applicable laws, rules and regulations related to construction wages and other construction matters, if and to the extent applicable to the Premises including, but not limited to, the provision of Labor Code Section 1720 et seq., and/or Section 2-67 of the Alameda Municipal Code.

26.4. Impact of Project Stabilization Agreement. The City of Alameda has adopted a Project Stabilization Agreement (“PSA”) requirement for certain construction projects. See City of Alameda Resolution No. 15740. Tenant shall negotiate in good faith and enter into a mutually agreeable PSA with the Building and Construction Trades Council of Alameda County (“BTC”), consistent with the criteria set forth in Resolution 15740 for a covered construction project under the Resolution. No construction work pursuant to this Lease may commence until Tenant has successfully negotiated a project stabilization agreement with BTC.

26.5. From and after the Commencement Date, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold harmless the Landlord and Landlord Related Parties against any claim for damages, compensation, fines, penalties or other amounts arising out of the failure or alleged failure of any person or entity (including Tenant and its contractors) to pay prevailing wages as determined pursuant to Labor Code Sections 1720 et seq., to employ apprentices pursuant to Labor Code Sections 1777.5 et seq., to require any contractor or subcontractor listed on a bid proposal for a public works project be registered with the Department of Industrial Relations pursuant to Labor Code Section 1725.5, to comply with the other applicable provisions of Labor Code Sections 1720 et seq. and 1777.5 et seq., to meet the conditions of Section 1771.4 of the Labor Code, to require the general contractor for any prevailing wage work to furnish electronic certified payroll records directly to the Labor Commissioner at: ********apps.dir.ca.gov/ecpr/das/altlogin. Tenant’s obligation to indemnify, defend and hold harmless under this Section 26.5 shall survive termination of this Lease, and shall be interpreted broadly so as to apply to any legal or administrative proceeding, arbitration, or enforcement action.

27. Temporary License Agreement.

27.1. License for Premises. Prior to Landlord and Tenant entering in to this Lease, the Tenant, as licensee, currently occupies the Premises for limited use pursuant to that certain Temporary License Agreement dated December 31, 2018 (“Initial License”), as amended by that certain Amendment to Temporary License Agreement dated May 28, 2021 (“Initial License Amendment”), and that certain Second License Agreement dated June 24, 2019 (“Second License”), amended by that certain First Amendment to Second License Agreement dated February 5, 2020 (“Second License Amendment”), as further amended by that certain First Letter Agreement dated December 23, 2021 (“First Letter Agreement”), that certain Second Letter Agreement dated February 15, 2022 (“Second Letter Agreement”), that certain Third Letter Agreement dated June 30, 2022 (“Third Letter Agreement”), with Landlord, as licensor. The Initial License, Initial License Amendment, Second License, Second License Amendment, First

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Letter Agreement, Second Letter Agreement and Third Letter Agreement are for the purposes of this Lease collectively the “License”.

27.2. Termination of License. As of the Commencement Date of this Lease, the License (defined in Section 27.1) shall terminate of its own volition without any further action on the part of Landlord or Tenant. Upon termination of the License, Landlord agrees to provide Tenant written invoice of all outstanding expenses and amounts due under the License, along with reasonable supporting documentation therefor, within ten (10) Business Days following the Commencement Date (“Final Expenses”). Tenant shall pay such undisputed Final Expenses within thirty (30) days of receipt of such written invoice from Landlord.

27.3. Effect of License Termination. As of the effective termination date of the License, the Landlord and Tenant agree that certain provisions of the License were intended to provide Landlord, as “licensor”, protections against claims, release from liability and rights of recovery from Tenant as “licensee” which will be extinguished by such termination. Therefore, Tenant expressly acknowledges and agrees to the following:

(i) in the instance of any third party claims or action against Tenant, as licensee, or Landlord, as licensor, arising from the License and Tenant’s period of possession and occupancy of the License Premises pursuant to the License, Tenant will indemnify, defend and hold Landlord and Landlord Parties harmless at Tenant’s sole cost and expense from such third party claims or actions; and

(ii) as between the Landlord, as licensor, and Tenant, as license, the Tenant releases and waives any and all right to claim damages against, or recover any form of compensation from, the Landlord or Landlord Parties, including in the event of any third party claims arising in paragraph (i) above; and

(iii) any unperformed obligation of licensee to restore, repair or replace any damage to the License Premises or Building set forth in the License is expressly assumed by Tenant and Tenant will carry out any such repair or replacement work at Tenant’s sole cost and expense; and

(iv) in circumstances or events that permit a claim upon any policy of insurance held by licensee covering the term of the License will require that Tenant file such insurance claim upon such insurance policy; and

(v) any delinquent payments due licensor shall be expressly assumed liabilities of Tenant until Tenant has made full payment of the Final Expenses in accordance with the terms of Section 27.2.

28. Miscellaneous.

28.1. Governing Law. This Lease shall be interpreted and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state.

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28.2. Severability. If any section, term or provision of this Lease is held invalid by a court of competent jurisdiction, all other sections, terms or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

28.3. Attorneys’ Fees. In the event of any litigation, including administrative proceeding, related to this agreement, including but not limited to any action or suit by any party, assignee or beneficiary against any other party, beneficiary or assignee, to enforce, interpret or seek relief from any provision or obligation arising out of this Lease, the parties and litigants shall bear their own attorneys’ fees and costs. No party or litigant shall be entitled to recovery of attorneys’ fees or costs from any other party or litigant, regardless of which party or litigant might prevail. The foregoing notwithstanding, Tenant agrees that Landlord may charge Tenant as additional rent for the reasonable legal fees incurred by Landlord if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant, including delivery notices or written demands of Landlord to enforcement the Tenant payment obligations of this Lease, whether any legal action may be commenced or filed by Landlord.

28.4. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances, extreme weather and other causes beyond the reasonable control of the performing party (“Force Majeure”). The foregoing terms of this Section 28.4 shall not limit Tenant’s right to any rental abatement right set forth in this Lease.

28.5. Sale. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

28.6. Signs. Tenant shall not place any sign upon the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. All signage shall comply with Landlord’s signage design criteria, as exist from time to time and which are provided to Tenant in writing. In addition, any style, size, materials and attachment method of any such signage shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The installation of any sign on the Premises by or for Tenant shall be subject to the provisions of this Lease. Tenant shall maintain and repair at its sole cost any such signs installed on the Premises. All signage of Tenant will be subject to any applicable permit requirements.

28.7. Brokers. Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Broker(s) specified in the Basic Lease Information in the negotiating or making of this Lease. Each party agrees to indemnify, defend and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in

60447235.v9

conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party. Provided that this Lease is fully executed by the parties hereto, Landlord shall pay a commission to Landlord’s Broker pursuant to a separate written agreement between Landlord and Landlord’s Broker, and Landlord’s Broker shall be responsible for any fee or commission payable to Tenant’s Broker, if any.

28.8. Access by Landlord. Landlord shall be allowed access to the Premises at all reasonable times throughout the Term of this Lease, for any reasonable purpose, including the inspection rights granted under this Section 28.8; provided that, due to Tenant’s security requirements and applicable regulations, Landlord must provide Tenant with a minimum of two (2) days prior written notice of access to the Premises. Landlord agrees that it shall (i) use reasonably efforts to not unduly interrupt the business operations of Tenant, (ii) comply with Tenant’s visitor policy, including its access requirements relating to ITAR controlled information, and (iii) execute a nondisclosure agreement on a form reasonably acceptable to Tenant given its regulatory and security requirements (clauses (i), (ii) and (iii) being the “Access Requirements”). Portions of the utilities systems serving the former Naval Air Station Alameda may be located within the Building or Premises. Subject to Landlord’s and its utility supplier’s compliance with the Access Requirements, Tenant agrees to allow Landlord and its utility supplier reasonable access to the Premises for operation, maintenance, repair and replacement of these utilities systems as may be required in accordance with this Lease. The Access Requirements will be temporarily suspended in the event of emergency circumstances which requires immediate access by Landlord, its representatives or the Land owner or its representatives to prevent the loss of life or material substantial damage to, or risk of loss of, the Building.

28.9. Waiver of Right to Jury Trial. Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including without limitation any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(f)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. If the waiver set forth in this Section 27.9 is determined by any court to be invalid because it was executed prior to the commencement of any action, then Landlord and Tenant each covenant and agree to execute and deliver to the other, within five (5) days of a written request by the other, a waiver of the right to trial by jury similar in terms and scope to the waiver set forth in this Section 27.9 at such time following the commencement of such action as such waiver, if then made, would be valid.

28.10. Recordation. Neither this Lease, nor any memorandum, affidavit nor other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant without the prior written consent of Landlord. Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to such recording of this lease or memorandum of this lease in the event that the Land owner agrees and consents to Tenant recording any such lease or

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memorandum of lease document. Any recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

28.11. Article and Section Titles. The Article and Section titles use herein are not to be consider a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they referred. Use of the masculine gender includes the feminine and neuter, and vice versa.

28.12. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant does hereby covenant and warrant that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in California, (c) Tenant has full corporate, partnership, trust, association or other power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. Upon execution hereof and at Landlord’s request, Tenant shall provide Landlord with a written certification of its Corporate Secretary or other appropriate authorizing officer or partner attesting that at a duly noticed meeting of its Board of Directors or other governing body a resolution has been unanimously adopted approving Tenant’s execution hereof, thereby binding itself to the terms of this Lease and identifying the person(s) authorized to execute this Lease on behalf of Tenant.

28.13. Quiet Possession. Landlord covenants and agrees with Tenant that, upon Tenant’s payment of Rent and observing and performing all of the terms, covenants, conditions, provisions and agreements of this Lease on Tenant’s part to be observed or performed, Tenant shall have the quiet possession of the Premises throughout the Term.

28.14. Asbestos Notification for Commercial Property Constructed Before 1979. Tenant acknowledges that Landlord has advised Tenant that, because of its age, the Building may contain asbestos-containing materials (“ACMs”). If Tenant undertakes any Alterations as may be permitted by Article 10, Tenant shall, in addition to complying with the requirements of Article 10, undertake the Alterations in a manner that avoids disturbing ACMs present in the Building. If ACMs are likely to be disturbed in the course of such work, Tenant shall encapsulate or remove the ACMs in accordance an approved asbestos-removal plan and otherwise in accordance with all applicable Environmental Laws, including giving all notices required by California Health & Safety Code Sections 25915-25919.7.

28.15. Lead Warning Statement. Tenant acknowledges that Landlord has advised Tenant that buildings built before 1978 may contain lead-based paints (“LBP”). Lead from paint, paint chips and dust can pose health hazards if not managed properly. Subject to Article 10 of this Lease, Tenant may at its sole cost and expense, have a state certified LBP Inspector complete a LBP inspection and abatement and provide an abatement certification to Landlord. Landlord has no specific knowledge of the presence of lead-based paint in the Premises.

28.16. OFAC Certification. Tenant represents, warrants and covenants that: (a) Tenant and its principals are not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person” or other banned or blocked

60447235.v9

person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (b) Tenant acknowledges that the breach of this representation, warranty and covenant by Tenant shall be an immediate Default under the Lease. This Section 28.16 shall not apply to this Lease in the circumstances that the City of Alameda, as Landlord, transfers its interest in this Lease to any private entity as successor Landlord.

28.17. Certified Access Specialist Disclosure. Inspection by Certified Access Specialist. Landlord discloses that the Premises have not undergone inspection by a Certified Access Specialist as referenced in California Civil Code Section 1938 subsection (e) which provides: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." Pursuant to the foregoing Section 1938(e), Tenant acknowledges and agrees that, if Tenant wishes to have the Premises inspected by a CASp: (i) Tenant must notify Landlord on or before the date when Tenant executes this Lease pursuant to the election below; (ii) the inspection will be at Tenant's sole cost and expense; (iii) the inspection must be scheduled through Landlord and in coordination with the Building’s property manager; (iv) any repairs or modifications necessary to correct any violation of construction-related accessibility standards that is noted in the CASp report shall be Tenant’s responsibility; and (v) Tenant must provide a copy of the CASp report to Landlord on completion. By initialing below, Tenant represents that:

Tenant hereby waives its right a CASp inspection of the Premises Initials: ____________

28.18. Time of the Essence. Time is of the essence of this Lease and each and all of its provisions.

28.19. Entire Agreement. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understandings pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

28.20. Rules and Regulations. Tenant shall faithfully observe and comply with the nondiscriminatory rules and regulations attached hereto as Exhibit F and incorporated herein by this reference, as the same may be modified from time to time by Landlord. Any additions or modifications to those rules shall be binding upon Tenant upon Landlord’s delivery of a copy to Tenant.

60447235.v9

28.21. Financial Statement. Within thirty (30) days after Landlord’s written request, Tenant shall deliver to Landlord the then current financial statements of Tenant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied and shall be certified as accurate in all material respect by an officer of Tenant. The foregoing obligation of Tenant to delivery financial statements to Landlord will not apply to any period that Tenant’s parent company is a publically traded corporation on a nationally recognized stock exchange filing consolidated financial statements of Tenant and Tenant’s parent company with the United States Securities and Exchange Commission and which consolidated financial statements are readily available to the public for review.

28.22. Relocation Benefits. Tenant acknowledges that upon the expiration or earlier termination of this Lease, for any reason other than a Taking as defined at Article 17, Tenant shall not be a displaced person, and therefore waives any and all claims for relocation benefits, assistances and/or payments under Government Code Sections 7260 et seq., 25 California Code of Regulations Sections 600 et seq., 42 U.S.C. 4601 et seq., 29 C.F.R. Sections 121 et seq. and 49 C.F.R Sections 24.1 et seq. (collectively the “Relocation Assistance Laws”). Any Relocation of the Premises pursuant to Article 24 of this Lease shall be governed by the terms of said article and not the Relocation Assistance Laws. Tenant further acknowledges and agrees that upon the expiration or earlier termination of this Lease for any reason, other than a Taking as hereinabove defined, no claim shall arise, nor shall Tenant assert any claim for loss of business goodwill (as that term is defined at CCP §1263.510) and no compensation for loss of business goodwill shall be paid by Landlord.

28.23. Alameda NAS Historic District. Tenant acknowledges that the Building is located within the NAS Alameda Historic District and has been designated as contributing to the Historic District. In granting, denying or conditioning its consent to any Tenant Improvements in accordance with the Work Letter, or Alterations in accordance with Section 10.1, or the placement of any signs in accordance with Section 27.6, Landlord’s decision will be guided by the terms and conditions of the City’s Historic Preservation Ordinance.

28.24. Subdivision and Development of Property. Tenant acknowledges that, without any form of representation or warranty, Landlord (or its successor) may cause the Property to be subdivided or existing parcels to be assembled to facilitate the sale, development or redevelopment of portions of Property which may or may not include those portions of the Property upon which the Building, Land and Parking Areas are located. Such subdivision may require the reservation of easements for utilities and access to adjacent properties or buildings. As a material inducement for Landlord to enter into this Lease, Tenant agrees not to take any actions, oral or in writing, in opposition to such activities, or the planning thereof by Landlord (or its successor) unless such activity threatens to materially disrupt Tenant’s rights under this Lease.

28.25. Environmental and Planning Documents. Tenant acknowledges that its use of the Premises and any Alterations thereto shall comply with the terms, conditions and requirements of: (a) the Environmental Impact Report for Alameda Point and the Mitigation Monitoring and Reporting Program adopted pursuant thereto; (b) the Master Infrastructure Plan; (c) the Town Center and Waterfront Precise Plan (as applicable); and (d) the Alameda Point Transportation Demand Management Plan. Compliance with the foregoing may include the preparation of a

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Compliance Strategy consistent with the Transportation Demand Management Plan and payment of transportation program fees.

28.26. Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

28.27. Landlord’s Consent or Approval. If Landlord’s prior consent or approval is required under the terms of this Lease or any of its Exhibits, and Tenant has provided written notice of its request for consent or approval with all relevant documentation in accordance with Section 25 of this Lease, Tenant acknowledges and agrees that any such consent or approval provided by Landlord will be in Landlord’s proprietary capacity and no such consent or approval shall be deemed a consent or approval by the City of Alameda in its regulatory capacity. If Landlord fails to respond to a Tenant written notice to Landlord with all relevant documentation requesting consent or approval within five (5) Business Days, Tenant shall have the right to deliver a reminder notice to Landlord that states in bold letters: THIS IS A REQUEST FOR CONSENT OR APPROVAL UNDER SECTION ___ OF THE LEASE, following receipt of which Landlord shall have a period of five (5) Business Days to respond to Tenant’s request for consent or approval either providing Tenant such consent or approval, or rejecting such application by Tenant in accordance with the terms of this Lease, or seeking additional information or documentation from Tenant. If Landlord fails to respond to the Tenant reminder notice request within such five (5) Business Day period as described herein, then Landlord shall be deemed to have provided its consent or approval to the Tenant application in its proprietary capacity without any Landlord conditions.

28.28. Animals in the Building. Landlord agrees that Tenant will be permitted to allow Tenant employees to bring their animal pets to work at the Building and Premises in accordance with the terms of this Section 28.28. Tenant shall be required to provide Landlord with notice of the following information in advance of an employee pet entering the Building and Premises: Pet type (e.g. dog, cat), name, general description and breed, age, weight and license number, where applicable. All pets shall be fully vaccinated as required by law. Except for service animals, no pets are to be allowed in the Building or Premises without the prior notice to Landlord’s property manager. Tenant agrees to be fully responsible for all of Tenant employee pets in the Building and Premises at all times. Tenant will take all reasonable action to prevent any pet from creating any nuisance, annoyance or disturbance to any other neighbors to the Premises. Tenant will ensure all pets are kept in appropriate areas of the Premises and will not be left unattended. Tenant will ensure all pets are under the full control of the employee owner of the pet. Tenant will be responsible for cleaning up and disposing of all pet waste inside and outside the Premises. Tenant will comply with all laws and ordinances regarding the presence of pets in the Premises. Tenant shall be liable for any damage, loss, or injury caused by employee pets. Tenant will pay all costs of repair and replacement related to any damage caused to the Premises, Building and Parking Area by pets. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property caused by any pets.

[Remainder of Page Blank; Signature Page Follows]

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Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

City of Alameda,

a charter city and municipal corporation

By:

Eric J. Levitt

City Manager

Date:

Approved as to Form

By:

Elizabeth A. Mackenzie

Chief Assistant City Attorney

Date:

Recommended for Approval

By:

Lisa Maxwell

Community Development Director

Date:

TENANT: Astra Space Operations, Inc. By:/s/ Martin Attiq Name: Martin Attiq Title: Chief Business Officer Date: 12/1/2022 By: /s/ Axel Martinez Name: Axel Martinez Title: CFO Date: 12/1/2022

Signature Page

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EXHIBIT A

PREMISES

EXHIBIT A-PREMISES

BLDG 552
SITE A BOUNDARY
503'±
71'±
51'±
115'±
58'±
BLDG 414
418'±
31'±
BLDG 163
25'±
25'±
28'±
BUILDING 360
EXISTING FENCELINE±
667'±
66'±
29'±
BLDG 372
24'±
225'±
68' R/W
24'±
78'±
50'±
110'±
BLDG 615
BLDG 170
ORION AVENUE
EXISTING FENCELINE±
268'±
274'±
216'±
EXISTING FENCELINE±
354'±
86' R/W
WEST PACIFIC AVENUE
BLDG 397
72' R/W
324
LEGEND
POTENTIAL SITE BOUNDARY
ALAMEDA POINT
BUILDING 360
CITY OF ALAMEDA ALAMEDA COUNTY CALIFORNIA
Carlson, Barbee & Gibson, Inc.

Exhibit A - 1

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EXHIBIT A-1

LAND

EXHIBIT A-1 LAND
BLDG 552
SITE A BOUNDARY
503'±
71'±
51'±
115'±
58'±
BLDG 414
418'±
31'±
BLDG 163
25'±
25'±
28'±
66'±
29'±
BLDG 372
24'±
225'±
24'±
78'±
BUILDING 360
EXISTING FENCELINE±
687'±
68' R/W
ORION AVENUE
BLDG 170
BLDG 615
50'±
110'±
EXISTING FENCELINE±
216'±
268'±
274'±
EXISTING FENCELINE±
354'±
86' R/W
WEST PACIFIC AVENUE
BLDG 397
72' R/W
324
ALAMEDA POINT
BUILDING 360
CITY OF ALAMEDA ALAMEDA COUNTY CALIFORNIA
LEGEND
POTENTIAL SITE BOUNDARY
Carlson, Barbee & Gibson, Inc.

Exhibit A-1 - 1

60447235.v9

EXHIBIT A-2

PARKING

EXHIBIT A-2 PARKING
BLDG 552
SITE A BOUNDARY
503'±
71'±
51'±
115'±
58'±
BLDG 414
418'±
31'±
BLDG 163
25'±
25'±
28'±
66'±
29'±
225'±
BLDG 372
24'±
68' R/W
24'±
BUILDING 360
EXISTING FENCELINE±
667'±
78'±
50'±
BLDG 616
110'±
EXISTING FENCELINE±
BLDG 170
ORION AVENUE
268'±
274'±
215'±
EXISTING FENCELINE±
354'±
86' R/W
WEST PACIFIC AVENUE
BLDG 397
72' R/W
324
ALAMEDA POINT
BUILDING 360
CITY OF ALAMEDA ALAMEDA COUNTY CALIFORNIA
LEGEND
POTENTIAL SITE BOUNDARY
Carlson, Barbee & Gibson, Inc.

Exhibit A-2 - 1

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EXHIBIT B

COMMENCEMENT LETTER

Date:

Re: Lease dated as of _______, 20__, by and between City of Alameda, as Landlord, and Astra Space Operations, Inc., a Delaware corporation, as Tenant, for 179,070 rentable square feet in the Building 360 located at 1900 Skyhawk Street, Alameda, California.

Dear ________________:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1. The Commencement Date of the Lease is ____________;

2. The Expiration Date of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely	Agreed and Accepted:
Landlord: City of Alameda By:	Tenant: Astra Space Operations, Inc. By:
Name:	Name:
Title:	Title:

[Exhibit Do Not Sign]

Exhibit B - 1

60447235.v9

EXHIBIT C

LEASE IN FURTHERANCE OF CONVEYANCE

[Attach copy of LIFOC dated 06/06/2000 Here]

Exhibit C - 1

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EXHIBIT D

ACKNOWLEDGMENT OF RECEIPT

Pursuant to that certain Lease Agreement entered into by and between City of Alameda, a charter city and municipal corporation (“Landlord”) and Astra Space Operations, Inc., a Delaware corporation (“Tenant”) dated as of ___________, 20__ (“Lease”) Tenant hereby acknowledges that Landlord has provided it with copies of the following documents:

Declaration of Restrictions (Former Naval Air Station Alameda) dated
June 4, 2013, recorded June 6, 2013 as Series No. 2013-199782 in the
Office of the County Recorder of Alameda County (“Declaration of
Restrictions”).

Pursuant to Section 6.3 of the Lease, Tenant acknowledges receipt of the above referenced document and agrees that its use of the Premises (as defined in the Lease) shall comply with the restrictions set forth in said document and failure to do so shall constitute a Default under the Lease.

Astra Space Operations, Inc.,
a Delaware corporation

By: _____________________________

Name: _____________________________

Title: _____________________________
Date:

[Exhibit Do Not Sign]

Exhibit D - 1

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EXHIBIT E

ENVIRONMENTAL QUESTIONNAIRE

The purpose of this form is to obtain information regarding the use, if any, of hazardous substances in the process proposed on the premises to be leased. Any such use must be approved in writing by Landlord. Prospective tenants should answer the questions in light of their proposed operations on the premises. Existing tenants should answer the questions as they relate to ongoing operations on the premises and should update any information previously submitted. If additional space is needed to answer the questions, you may attach separate sheets of paper to this form.

Your cooperation in this matter is appreciated. Any questions should be directed to, and when completed, the form should be mailed to:

RiverRock Real Estate Group, Inc., as Agent for

City of Alameda

950 W. Mall Square, suite 239

Alameda, CA 94501

(510) 749-0304; (510) 749-1095 fax

1. General Information.

Name of Responding Company:

Check the Applicable Status:

Prospective Tenant Existing Tenant

Mailing Address:

Contact Person and Title:

Telephone Number: ( )

Alameda Point Address of Proposed Premises to be Leased:

Length of Lease Term:

Your Standard Industrial Classification (SIC) Code Number:

Describe the proposed operations to take place on the property, including principal products manufactured, services and a brief process flow description to be conducted. Existing tenants should describe any proposed changes to ongoing operations.

Exhibit E - 1

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2. Use and/or Storage of Hazardous Materials.

2.1 Will any hazardous materials be used or stored onsite?

Hazardous Wastes Yes No

Hazardous Chemical Products Yes No

2.2 Attach the list of any hazardous materials/wastes to be used, stored, or generated the quantities that will be onsite at any given time, and the location and method of storage (e.g., 55-gallon drums on concrete pad).

2.3 Does your company handle hazardous materials in a quantity equal to or exceeding an aggregate of 500 pounds, 55 gallons, or 200 cubic feet?

Yes No

If yes please provide Material Safety Data Sheets (MSDS) on such materials.

2.4 Has your business filed for a Consolidated Hazardous Materials Permit from the Alameda County Environmental Management Department?

Yes No

If so, attach a copy of the permit application.

2.5 Are any of the chemicals used in your operations regulated under Proposition 65?

Yes No

If so, describe the actions taken, or proposed to be taken, to comply with Proposition 65 requirements.

2.6 Do you store or intend to store or use acutely hazardous materials above threshold quantities requiring you to prepare a risk management plan (RMP)?

Yes No

2.7 Describe the procedures followed to comply with OSHA Hazard Communication Standard requirements.

3. Storage Tanks and Pumps.

3.1 Are any above or below ground storage of gasoline, diesel, or other hazardous substances in tanks or pumps being used as a part of your present process or proposed for use on this leased premises?

Yes No

If yes, describe the materials to be stored, and the type, size and construction of the pump or tank. Attach copies of any permits obtained for the storage of such substances.

Exhibit E - 2

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3.2 If you have an above ground storage tank (AST), do you have a spill prevention containment and countermeasures (SPCC) plan?

Yes No Not Applicable

3.3 Have any tanks, pumps or piping at you existing facilities been inspected or tested for leakage?

Yes No Not Applicable

If so, attach the results.

3.4 Have any spills or leaks occurred from such tanks, pumps or piping?

Yes No Not Applicable

If so, describe.

3.5 Were any regulatory agencies notified of any spills or leaks?

Yes No Not Applicable

If so, attach copies of any spill reports filed, any clearance letters or other correspondence from regulatory agencies relating to the spill or leak.

3.6 Have any underground storage tanks, sumps or piping been taken out of service or removed at the proposed facility or facilities that you operate?

Yes No Not Applicable

If yes, attach copies of any closure permits and clearance obtained from regulatory agencies relating to closure and removal of such tanks.

4. Spills.

4.1 During the past year, have any spills occurred on any site you occupy?

Yes No Not Applicable

If so, please describe the spill and attach the results of any process conducted to determine the extent of such spills.

4.2 Were any agencies notified in connection with such spills?

Yes No Not Applicable

If no, attach copies of any spill reports or other correspondence with regulatory agencies.

4.3 Were any clean-up actions undertaken in connection with the spills?

Yes No Not Applicable

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If so, briefly describe the actions taken. Attach copies of any clearance letters obtained from any regulatory agencies involved and the results of any final soil or groundwater sampling done upon completion of the clean-up work

5. Waste Management.

5.1 Has your business filed a Hazardous Material Plan with the Alameda County Environmental Management Department?

Yes No

5.2 Has your company been issued an EPA Hazardous Waste Generator I.D. Number?

Yes No

If yes: EPA ID#

5.3 Has your company filed a biennial report as a hazardous waste generator?

Yes No

If so, attach a copy of the most recent report filed.

5.4 Are hazardous wastes stored in secondary containments?

5.5 Do you utilize subcontractors for lighting/electrical, plumbing, HVAC, pest services, landscaping and/or building maintenance services?

Yes No

If yes, what types and quantities?

Attach the list of the hazardous waste, if any, generated or to be generated at the premises, its hazard class and the quantity generated on a monthly basis.

Describe the method(s) of disposal for each waste. Indicate where and how often disposal will take place.

Indicate the name of the person(s) responsible for maintaining copies of hazardous waste manifests completed for offsite shipments of hazardous waste.

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Is any treatment, processing and recycling of hazardous wastes currently conducted or proposed to be conducted at the premises:

Yes No

If yes, please describe, any existing or proposed treatment, processing or recycling methods

Attach copies of any hazardous waste permits or licenses issued to your company with respect to its operations on the premises.

6. Wastewater Treatment/Discharge.

6.1 Will your proposed operation require the discharge of wastewater to (answer Yes or No to each of the following)?

surface water no industrial discharge

storm drain sewer

6.2 Does your business have a Sewer Use Questionnaire on file with Alameda County Sanitation District?

Yes No

6.3 Is your wastewater treated before discharge?

Yes No Not Applicable

6.4 Does your business conduct operations outside the building or store materials outside?

Yes No Not Applicable

6.5 Do you have a Storm Water Pollution Prevention Plan (SWPPP)?

Yes No Not Applicable

6.6 Does your business have a General Permit for storm water discharge associated with industrial activity?

Yes No Not Applicable

6.7 Does your business operate under a National Pollution Discharge Elimination System (NPDES) Permit?

Yes No Not Applicable

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Attach copies of any wastewater discharge permits issued to your company with respect to its operations on the premises.

7. Air Discharges.

7.1 Do you have or intend to have any air filtration systems or stacks that discharge into the air?

Yes No

7.2 Do you operate or plan to operate any of the following types of equipment, or any other equipment requiring an air emissions permit (answer Yes or No to each of the following)?

Spray booth Yes No

Dip tank Yes No

Drying oven Yes No

Incinerator Yes No

Other (please describe) Yes No

Boiler Yes No

I/C Engine Yes No

Emergency Backup Generator Yes No

Processes that apply coatings, inks, Yes No

adhesives or use solvents

7.3 Do you emit or plan to emit any toxic air contaminants?

Yes No

7.4 Are air emissions from your operations monitored?

Yes No

If yes, indicate the frequency of monitoring and a description of the monitoring results.

Attach copies of any wastewater discharge permits issued to your company with respect to its operations on the premises.

8. Enforcement Actions, Complaints.

8.1 Has your company, within the past five years, ever been subject to any agency enforcement actions, administrative orders, or consent decrees?

Yes No

If so, describe the actions and any continuing compliance obligations imposed as a

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60447235.v9

result of these actions.

8.2 Has your company ever received requests for information, notice or demand letters, or any other inquiries regarding its operations?

Yes No

8.3 Have there ever been, or are there now pending, any lawsuits against the company regarding any environmental or health and safety concerns?

Yes No

8.4 Has any environmental audit ever been conducted at your company’s current facility

Yes No

If so, discuss the results of the audit.

8.5 Have there been any problems or complaints from neighbors at the company’s current facility?

Yes No

Please describe:

The undersigned hereby certifies that all of the information contained in this questionnaire is accurate and correct.

Astra Space Operations, Inc.

a Delaware corporation

By: Name:

Title:

Exhibit E - 7

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EXHIBIT F

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the non-performance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building. In the event of any conflicts between the Rules and Regulations and other provisions of this Lease, the latter shall control.

1. Landlord shall have the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally and Landlord and Tenant acknowledge there are no public portions of the Building or public facilities as of the Commencement Date.

2. No advertisements, pictures or signs of any sort shall be displayed on or outside the Premises or Building without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. This prohibition shall include any portable signs or vehicles placed within the parking lot, or on streets adjacent thereto for the purpose of advertising or display. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

3. Storage of forklift propane tanks, whether interior or exterior, shall be in secured and protected storage and enclosure approved by the local fire department and, if exterior, shall be located in areas specifically designated by Landlord. Tenant shall protect electrical panels and building mechanical equipment from damage from forklift trucks.

4. Tractor trailers delivering materials to the Premises that need to be unhooked or parked without the tow vehicle using dolly wheels must uses steel plates or wood blocks of sufficient size to prevent damage to the asphalt or concreate paving surfaces. No long term parking or storage of such trailers will be permitted in the auto Parking Areas adjacent to the Premises or on streets adjacent thereto.

5. Tenant confirms that any noise emanating from Machinery, equipment and apparatus located on the Premises is subject to Chapter 12 of the City of Alameda’s ordinances and its use permits. Tenant is responsible for the safe storage and removal of all pallets. Pallets shall be stored behind screen enclosures at locations approved by Landlord.

6. Tenant shall not store or permit the storage or placement of merchandise in or around the Parking Area. No displays or sales of merchandise shall be allowed in the Parking Area. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screen enclosures at locations approved by Landlord.

7. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substances of any kind whatsoever shall be thrown therein. The expense of the repair of any breakage, stoppage or damage

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resulting from the violation of this rule shall be borne by the tenant who, or whose employees, agents, visitors or licensees shall have caused the same.

8. Tenant shall cooperate fully with Landlord to ensure the effective operation of the Building’s air conditioning systems. If Tenant shall so use the Premises that noxious or objectionable fumes, vapors and/or odors are created, then Tenant shall provide proper ventilation equipment for the discharge of such fumes, vapors and odors so that they shall not enter into the air conditioning system or be discharged into other vents or flues of the building or annoy any of the other tenants of the Building or adjacent property. The design, location and installation of such equipment shall be subject to the Landlord’s approval.

9. Tenant shall not overload the floor of the Premises.

10. No awnings or other projections over or around the windows or entrances of the Premises shall be installed by any tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

11. Tenant shall comply with the Lease terms and conditions in respect of animals, including service animals, in the Premises or Building.

12. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or Building. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.

13. No auction, liquidation, fire sale, going out of business or bankruptcy sale shall be conducted in or about the Premises without the prior written consent of Landlord.

14. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

15. Tenant, Tenant’s agents, employees, contractors, licensees, or visitors shall not park any vehicles in driveways, service entrances, or areas posted as no parking.

16. If the Premises are or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

17. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants thereof. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all

Exhibit F - 2

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tenants of the Building. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

Exhibit F - 3

60447235.v9

EXHIBIT G

WORK LETTER

This work agreement (“Work Letter”) is attached to and made a part of this Lease. It is the intent of this Work Letter that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with applicable building codes and requirements of law, including without limitation the Americans with Disabilities Act, and with sound architectural and construction practice, provided that neither the design nor the implementation of the Tenant Improvements (hereinafter defined) shall cause any interference to the operation of the Building’s HVAC, mechanical, plumbing, life safety, electrical or other systems or to other Building operations or functions. Capitalized terms not otherwise defined in this Work Letter shall have the meanings set forth in this Lease. In the event of any conflict between the terms hereof and the terms of the Lease, the terms hereof shall prevail for the purposes of design and construction of the Tenant Improvements.

1. TENANT IMPROVEMENTS.

1.1 As-Is Condition. Landlord shall have no obligation to perform or cause the performance or construction of any improvements in or to the Premises and in accordance with Section 2.4 of the Lease, Landlord shall deliver the Premises to Tenant in its “as is” and “with all faults” condition. Except as may be set forth in the Lease, Tenant hereby acknowledges that Landlord has made no representations or warranties to Tenant with respect to the condition of the Premises.

1.2 Tenant Improvements. Tenant, at its sole cost and expense, shall furnish and install in the Premises in accordance with the terms of this Work Letter, the improvements set forth in the Tenant’s Plans (hereinafter defined) which are subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed) in accordance with the terms of this Work Letter, below (“Tenant Improvements”). All costs of all design, space planning, and architectural and engineering work for or in connection with the Tenant Improvements, including without limitation all drawings, plans, specifications, licenses, permits or other approvals relating thereto, and all insurance and other requirements and conditions hereunder, and all costs of construction, including supervision thereof, shall be at Tenant’s sole cost and expense.

2. PLANS AND SPECIFICATIONS.

2.1 Space Planner. Tenant shall retain the services of its architect or designer

(the “Space Planner”) to design the Tenant Improvements in the Premises and prepare the Final Space Plan (hereinafter defined) and the Contract Documents (hereinafter defined). The Space Planner shall meet with the Landlord and/or Landlord’s building manager from time to time to obtain information about the Building and to insure that the improvements envisioned in the Contract Documents do not interfere with and/or affect the Building or any systems therein. The Space Planner shall prepare all space plans, working drawings, and plans and specifications in conformity with base Building plans and systems, and the Space Planner shall coordinate its plans and specifications with the Landlord’s engineers (hereinafter defined) and Landlord’s representatives. All fees of the Space Planner shall be borne solely by Tenant.

Exhibit G - 1

60447235.v9

2.2 Engineers. Tenant shall retain the services of mechanical, electrical, plumbing and structural engineers who are commercially insured, bonded and licensed in their trade (the “Engineers”) to (i) design the type, number and location of all mechanical systems in the Premises, including without limitation the heating, ventilating and air conditioning system therein, fire alarm system and to prepare all of the mechanical plans, (ii) to assist Tenant and the Space Planner in connection with the electrical design of the Premises, including the location and capacity of light fixtures, electrical receptacles and other electrical elements, and to prepare all of the electrical plans, (iii) to assist Tenant and the Space Planner in connection with plumbing-related issues involved in designing the Premises and to prepare all of the plumbing plans and (iv) assist Tenant and the Space Planner in connection with the structural elements of the Space Planner’s design of the Premises and to prepare all of the structural plans. All fees of the Engineers shall be borne solely by Tenant.

3. TIME SCHEDULE.

3.1 Plan Delivery. On or before the date Tenant submits it’s plans to the Building Department, Tenant shall furnish to Landlord for its review and approval, which shall not be unreasonably withheld conditioned or delayed, a proposed detailed space plan for the Tenant Improvements (the “Final Space Plan”) prepared by the Space Planner, in consultation with Landlord and the Engineers. The Final Space Plan shall contain the information and otherwise comply with the requirements therefor described in Schedule G-1 attached hereto. Landlord shall advise Tenant of Landlord’s approval or disapproval of the Final Space Plan within ten (10) Business Days after Tenant submits the Final Space Plan to Landlord. Landlord’s objections shall not materially prevent or prohibit Tenant’s business operations. Tenant shall use commercially reasonable efforts to revise the proposed Final Space Plan to meet Landlord’s objections, if any, and resubmit the Final Space Plan to Landlord for its review and approval within five (5) Business Days of Tenant’s receipt of Landlord’s objections, if any. If Landlord fails to timely notify Tenant of Landlord’s approval or disapproval of any such Final Space Plan within ten (10) Business Days, Tenant shall have the right to provide Landlord with a written request for approval that specifically identifies the applicable Final Space Plan and contains the following statement in bold and capital letters: “THIS IS A REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF THE LEASE”. If Landlord fails to respond to such notice request within five (5) Business Days after receipt by Landlord, the Final Space Plan shall be deemed approved by Landlord subject to any permit requirement. Landlord’s delivery of the building permit that is applicable to Tenant’s building permit application shall be deemed approval by Landlord to the work performed pursuant to the building permit as set forth in the building permit application.

3.2 Contract Documents. Within ten (10) Business Days after Landlord approves the

Final Space Plan, Tenant shall furnish to Landlord for its review and approval, all architectural plans, working drawings and specifications (the “Contract Documents”) necessary and sufficient (i) for the construction of the Tenant Improvements; and (ii) to enable Tenant to obtain a building permit for the construction of the Tenant Improvements by the Contractor (hereinafter defined). The Contract Documents shall contain the information and otherwise comply with the requirements therefore described in Schedule G-2 attached hereto and shall set forth the location of any core drilling by Tenant. Landlord shall advise Tenant of Landlord’s approval or disapproval of the Contract Documents, or any of them, within five (5) Business Days after Tenant submits the Contract Documents to Landlord. Landlord’s objections, if any, shall not materially prevent or prohibit Tenant’s business operations (except in the instance Tenant seeks to core drill in an area

Exhibit G - 2

60447235.v9

that is restricted). Tenant shall use commercially reasonable efforts to revise the Contract Documents to meet Landlord’s reasonable objections, if any, and resubmit the Contract Documents to Landlord for its review and approval within five (5) Business Days of Tenant’s receipt of Landlord’s objections, if any. Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Contract Documents within five (5) Business Days after Tenant submits the same. Notwithstanding anything herein to the contrary, approval by Landlord of the Contract Documents shall not constitute an assurance by Landlord that the Contract Documents: (a) satisfy Legal Requirements (hereinafter defined), (b) are sufficient to enable Tenant to obtain a building permit for the undertaking of the Tenant Improvements in the Premises, or (c) will not interfere with, and/or otherwise affect, base Building or base Building systems. The Final Space Plan and the Contract Documents are referred to collectively herein as the “Tenant’s Plans.”

3.3. Tenant Improvements. The Tenant Improvements shall be of a clean, good and operating condition and quality, commensurate with the level of improvements for a tenant in an industrial warehouse building in the Alameda County area. The Tenant’s Plans shall be prepared in accordance with a Landlord’s CAD format for working drawings in conformity with the base Building plans and Building systems and with information furnished by and in coordination with Landlord and Engineers. Tenant’s Plans shall comply with all applicable building codes, laws and regulations (including without limitation the Americans with Disabilities Act), shall not contain any improvements which interfere with or require any changes to or modifications of the Building’s HVAC, mechanical, electrical, plumbing, life safety or other systems without Landlord’s express written approval, or to other Building operations or functions, and, unless Tenant agrees in writing to pay all such excess costs or charges, shall not increase maintenance or utility charges for operating the Building. Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall have the right to disapprove, in its sole discretion, any portion of the Tenant’s Plans that Landlord believes will or may negatively affect the structure of the Building or will or may negatively affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems.

3.4 Excavations. In the event Tenant intends to perform any Tenant Improvements that involve excavations below the surface of the Building (whether inside or outside) or construction of a permanent structure upon the Land, Tenant must determine the actual location of all utilities using standard methods (i.e., potholing, metal fish line, etc.) and submit this information with an application to excavate or application to build a permanent structure to Landlord for approval (which shall also include the approval of other applicable governmental authorities). The application shall include a site plan showing the location of utilities and that construction will not take place above the utility line or within the utility easement, specifically showing that no permanent structure will be constructed in these areas. Tenant shall be responsible for complying with the provisions of the City of Alameda’s Marsh Crust Ordinance, as well as the Covenant to Restrict Use of Property Environmental Restrictions recorded June 6, 2013 as Series No. 2013199838 of Official Records of the County of Alameda, the Site Management Plan for Alameda Point and, if required, shall obtain a Marsh Crust Permit.

3.5 Reimbursement. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for all costs and expenses incurred by Landlord in connection with Landlord’s, or its agents, review of Tenant’s Plans in accordance with Section 10.2 of the Lease.

4. BASE BUILDING CHANGES.

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4.1 Delay due Building Changes. If Tenant requests work to be done in the Premises or for the benefit of the Premises that necessitates revisions or changes in the design or construction of the base Building or affect Building systems, any such changes shall be subject to the prior written approval of Landlord, in its sole discretion. Tenant shall be responsible for all costs and delays resulting from such design revisions or construction changes, including architectural and engineering charges, and any special permits or fees attributed thereto.

4.2 Changes. In the event that Tenant requests any changes to the Contract Documents or the Final Space Plan after Landlord has approved same, including pursuant to Section 4.3 of this Exhibit G, or if it is determined that the Contract Documents prepared in accordance with the Final Space Plan do not conform to the plans for the base Building, deviate from applicable Legal Requirements or contain improvements which will or may interfere with and/or affect the base Building or any of the base Building systems, or in the event of any change orders, Tenant shall be responsible for all costs and expenses and all delay resulting therefrom, including without limitation costs or expenses relating to (i) any additional architectural or engineering services and related design expenses, (ii) any changes to materials in process of fabrication, (iii) cancellation or modification of supply or fabricating contracts, (iv) removal or alteration of work or plans completed or in process, or (v) delay claims made by any subcontractor.

4.3 Landlord Approval. No changes shall be made to the Contract Documents without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord shall have the right to disapprove, in its sole discretion, any such change that Landlord reasonably believes will affect the structure of the Building or will affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems. Landlord shall not be responsible for delay in occupancy by Tenant because of any changes to the Final Space Plan or the Contract Documents after approval by Landlord, or because of delay caused by or attributable to any deviation by the Contract Documents from applicable Legal Requirements. Tenant shall be required to pay to Landlord the costs incurred by Landlord in connection with any changes to the Contract Documents or Final Space Plan, in full, within thirty (30) days after invoice. As used herein, the term “Legal Requirements” means any laws, ordinances, regulations and orders of the United States of America, the State of California, the City of Alameda and any other governmental authority with jurisdiction over the Building or the construction of the Tenant Improvements.

5. COST OF TENANT IMPROVEMENTS/ALLOWANCES.

5.1 Construction Costs. All costs of design and construction of the Tenant

Improvements, including without limitation the costs of all space planning, architectural and engineering work related thereto, all governmental and quasi-governmental approvals and permits required therefor, any costs incurred by Landlord because of changes to the base Building or the base Building systems, all construction costs, contractors' overhead and profit, insurance and other requirements and all other costs and expenses incurred in connection with the Tenant Improvements (collectively, “Construction Costs”), shall be paid by Tenant.

6. CONSTRUCTION.

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6.1 General Contractor. Tenant shall retain a general contractor licensed in the State of California and approved by Landlord to undertake construction of the Tenant Improvements (the “Contractor”). Notwithstanding the foregoing, Tenant may act as its own general contractor, provided Tenant has agreed in writing to comply with the requirements and obligations of the Contractor described herein and in the Lease, has provided written notice to Landlord that Tenant intends to act as its own general contractor, and Landlord has consented in writing prior to the commencement of any construction for which Tenant will act as its own general contractor. In the event Tenant has elected to act as its own general contractor, and has obtained Landlord consent in writing to do so, all references to the Contractor, as that term is used herein, shall be construed to mean Tenant. The Contractor shall be responsible for obtaining, at Tenant’s cost, all permits and approvals required for the construction of the Tenant Improvements.

6.2 Construction. In undertaking the Tenant Improvements, Tenant and/or the Contractor shall strictly comply with the following conditions:

(a) No work involving or affecting the Building’s structure or the plumbing, mechanical, electrical or life/safety systems of the Building shall be undertaken without (i) the prior written approval of Landlord shall not be unreasonably withheld conditioned or delayed., whether pursuant to its approval of Tenant's Plans or otherwise, (ii) the supervision of Landlord’s building engineer, the actual cost of which shall be borne by Tenant if more than one (1) hour of such engineer’s time is spent in connection with the Tenant Improvements during any single day; (iii) compliance by Tenant with the insurance requirements; and (iv) compliance by Tenant with all of the terms and provisions of this Work Letter;

(b) All Tenant Improvement work shall be performed in strict conformity with (i) the final approved Tenant’s Plans; (ii) all applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises; (iii) valid building permits and other authorizations from appropriate governmental agencies, when required, which shall be obtained by Tenant, at Tenant’s expense; and (iv) Landlord’s construction policies, rules and regulations attached hereto as Schedule G-3, as the same may be reasonably modified by Landlord from time to time (“Construction Rules”). Any work not acceptable to the appropriate governmental agencies or not reasonably satisfactory to Landlord shall be promptly replaced at Tenant’s sole expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor; and

(c) Before any work is commenced or any of Tenant’s, Contractor’s or any subcontractor’s equipment is moved onto any part of the Building, Tenant shall deliver to Landlord copies of certificates evidencing the following types of insurance coverage in the following minimum amounts, which policies shall be issued by companies approved by Landlord, shall be maintained by Tenant at all times during the performance of the Tenant Improvements, and which shall name Landlord as additional insured:

(1) Worker’s compensation coverage in the maximum amount required by law and employer’s liability insurance in an amount not less than $500,000.00 and $500,000.00 per disease; and

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(2) Comprehensive general liability policy to include products /completed operations, premises/operations, blanket contractual broad form property damage and contractual liability with limits in an amount per occurrence of not less than $1,000,000.00 Combined Single Limit for bodily injury and property damage and $1,000,000.00 for personal injury.

(3) Automobile liability coverage, with bodily injury limits of at least $1,000,000.00 per accident.

7. PERMITS AND LICENSES.

7.1 Permits. Tenant shall be solely responsible for procuring, at its sole cost and expense, all permits and licenses necessary to undertake the Tenant Improvements and, upon completion of the Tenant Improvements, to occupy the Premises. Tenant's inability to obtain, or delay in obtaining, any such license or permit shall not delay or otherwise affect the Commencement Date or any of Tenant's obligations under this Lease.

8. INSPECTION.

8.1 Inspection. Landlord is authorized, at its sole cost and expense, to make such inspections of the Premises during construction as it deems reasonably necessary or advisable.

9. INDEMNIFICATION; LIENS; COMPLETION.

9.1 Indemnity. Tenant shall indemnify Landlord and hold it harmless from and against all claims, injury, damage or loss (including reasonable attorneys’ fees) sustained by Landlord as a result of the construction of the Tenant Improvements in the Building and Premises, and any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant.

9.2 Liens. Tenant shall pay when due all claims for labor or materials furnished Tenant for use in the Premises. Tenant shall not permit any mechanic liens, stop notices, or any other liens against the Premises, Building, Tenant Improvements or any of Tenant’s interests under this Lease for any labor or materials furnished to Tenant in connection with work performed by or at the direction of Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien or stop notice, cause such lien or stop notice to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein or by law, the right, but not the obligation, to cause the same to be released by such means as it may deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and expenses reasonably incurred in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant on demand.

9.3 Completion. Upon completion, Tenant shall furnish Landlord with at least three

(3) sets of “as built” Plans (as well as a set in CAD format, if requested by Landlord) for the Tenant Improvements, completion affidavit and full and final unconditional waivers of liens and will cause a Notice of Completion to be recorded in the Office of the Recorder of the County of Alameda. Under no circumstances shall Landlord be required to pay, during the Term any ad valorem or other Taxes on the Tenant Improvements, Tenant hereby covenanting to pay all such taxes when they become due.

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WORK LETTER SCHEDULES

Schedule G-1 Requirements for Final Space Plan
Schedule G-2 Requirements for Contract Documents
Schedule G-3 Construction Rules and Regulations

Exhibit G - 7

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SCHEDULE G-1

REQUIREMENTS FOR FINAL SPACE PLAN

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement and reflected ceiling plans (three (3) sets), including without limitation the following information:

a. identify the location of bathrooms and office rooms and density of occupancy;

b. indicate the density of occupancy for all rooms;

c. identify the location of any food service areas or vending equipment rooms;

d. identify areas, if any, requiring twenty-four (24) hour air conditioning;

e. indicate partitions that are to extend from floor to underside of structure above or require special acoustical treatment;

f. identify the location of rooms for, and layout of, telephone, information technology and communication equipment;

g. identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h. indicate light switches in offices and all other rooms in the Premises;

i. indicate the layouts for specially installed equipment, including computer equipment, trade fixtures, and the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j. indicate the dimensioned location of: (A) electrical receptacles (one hundred twenty (120) volts), including receptacles and telephone outlets and their respective locations (wall or floor), and (B) electrical receptacles for use in the operation of Tenant’s business equipment which requires two hundred eight (208) volts or more and separate electrical circuits;

k. indicate proposed layout of sprinkler and other life safety and fire protection equipment, including any special equipment and raised flooring;

l. indicate the swing of each door;

m. indicate a schedule for doors and frames, complete with hardware, if applicable; and

n. indicate any special systems to be installed.

[Remainder of Page Blank]

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SCHEDULE G-2

Exhibit G - 9

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REQUIREMENTS FOR CONTRACT DOCUMENTS

Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including without limitation the following information and/or meeting the following conditions:

a. materials, colors and designs of wallcoverings, floor coverings and window coverings and finishes;

b. paintings and decorative treatment required to complete all construction;

c. complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems;

d. all final construction drawings must be drawn to a scale of one-eighth (l/8) inch to one (l) foot and shall be made available in PDF and hard copy. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant’s agent and authorized to bind Tenant in all respects with respect to the design and construction of the Premises; and

e. Tenant shall not request any work which would: (1) not comply with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the construction of the Building and/or the Premises, including specifically, but without limitation, the Americans with Disabilities Act; (2) be incompatible with the building plans filed with the appropriate governmental agency from which a building permit is obtained for the construction of the Tenant Improvements or with the occupancy of the Building; or (3) delay the completion of the Premises or any part thereof. Tenant shall not oppose or delay changes required by any governmental agency affecting the construction of the Tenant Improvements in the Premises.

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Exhibit G - 10

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SCHEDULE G-3

CONSTRUCTION RULES AND REGULATIONS

1. Tenant and/or the general contractor will supply Landlord with a copy of all permits (if applicable) prior to the start of any work.

2. Tenant and/or the general contractor will post the building permit (if applicable) on a wall of the construction site while work is being performed.

3. Walk-off mats are to be provided at entrance doors.

4. Contractors will remove their trash and debris daily, or as often as necessary to maintain cleanliness in the Building. Landlord’s Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor.

5. No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord, which shall not be unreasonably withheld or delayed.

6. No electrical services are to be put on the emergency circuit, without specific written approval from Landlord.

7. When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

8. Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the building after “normal” business hours.

9. If within the building, passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator is the only elevator to be used for moving materials and construction personnel. This elevator may be used only when it is completely protected as determined by Landlord’s building manager or engineer.

10. Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking, unless otherwise reasonably necessary to enable Tenant to complete Tenant Improvements.

11. Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. and will not use any Building trash receptacles but trash receptacles supplied by them.

12. No building materials are to enter the Building by way of main lobby, if any, and no materials are to be stored in any lobbies at any time.

Exhibit G - 11

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13. Construction personnel are not to eat in the lobby, if any, or in front of Building nor are they to congregate in the lobby or in front of Building.

14. Tenant will provide Landlord written notice in accordance with Section 25 of the Lease when work is completed for inspection. All damage to the Building will be determined at that time.

15. All key access, fire alarm work, or interruption of security hours must be arranged with Landlord’s building manager or engineer.

16. There will be no radios allowed on job site.

17. All workers are required to wear a shirt, shoes, and full length trousers and any personal protective equipment as required by applicable OSHA regulations.

18. There will be no yelling or boisterous activities.

19. All construction materials or debris must be stored within the project confines or in an approved lock-up.

20. There will be no alcohol or controlled substances allowed or tolerated. There is to be no smoking in the Building.

21. The general contractor and Tenant shall be responsible for all loss or damage to their tools, equipment and materials and shall hold Landlord harmless for such loss and from any damages or claims.

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Exhibit G - 12

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EXHIBIT H

GUARANTY OF LEASE

The undersigned Guarantor hereby Guarantees the Lease upon the terms set forth in this Guaranty of Lease.

RECITALS

A. This Guaranty of Lease is provided in accordance with that certain Lease, dated ________, (the “Lease”) is being concurrently executed by and between City of Alameda, a charter city and municipal corporation (“Landlord”) and Astra Space Operations, Inc., a Delaware corporation (a subsidiary of Astra Space, Inc.) (“Tenant”).

B. Landlord requires as a condition to its execution of the Lease that the undersigned Guarantor guarantee the full performance of the obligations of Tenant under the Lease; and

C. The Guarantor is desirous that Landlord enter into the Lease with Tenant:

AGREEMENT

NOW, THEREFORE, in consideration of the execution of the Lease by Landlord and as an inducement to Landlord to enter into the Lease with Tenant, the Guarantor hereby unconditionally guarantees the full performance of each and all terms, covenants and conditions of the Lease to be kept and performed by Tenant, including the payment of all amounts due and other charges to accrue thereunder.

The Guarantor further agrees as follows:

1. That this covenant and agreement on its part shall continue in favor of Landlord notwithstanding any extension, modification or alteration of the Lease entered into by and between the parties thereto or their successors or assigns, and no extension, modification or alteration of the Lease shall in any manner release or discharge the undersigned unless agreed to in writing by Landlord and Guarantor does hereby consent thereto.

2. That this Guaranty shall continue unchanged by any bankruptcy, reorganization or insolvency of Tenant or any successor or assignee thereof, or any disaffirmance or abandonment by a trustee of Tenant.

Exhibit H - 1

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3. That Landlord shall not without the prior written agreement of Guarantor assign this Guaranty in whole or in part.

4. That the liability of the undersigned under this Guaranty shall be primary and, in any right of action which shall accrue to Landlord under the Lease. Landlord may, at its option, proceed against the undersigned without having commenced any action, or having obtained any judgment, against Tenant.

5. That until all Tenant’s obligations under the Lease have been fully performed, waives any right of subrogation it may have against Tenant and the enforcement of any remedy it may have against Tenant, and hereby waives, until such time, any claim it may have against security held by Landlord.

6. To pay Landlord’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby Guaranteed or to enforcing this Guaranty against the undersigned, individually and jointly.

7. This Guaranty shall be enforceable by Landlord in accordance with the laws of the State of California. Guarantor hereby appoints Tenant as its agent for service of process in any action or proceeding to enforce the provisions hereof. Concurrently with any such service of process upon Tenant, Landlord shall deliver a copy thereof, by nationally recognized overnight courier, to Guarantor at Astra Space, Inc., 1900 Skyhawk Street, Alameda, CA 94501, Attention: General Counsel and by nationally recognized overnight courier provide a copy to Tenant at 1900 Skyhawk Street, Alameda, CA 94501, Attention: General Counsel. No failure on the part of Landlord to pursue any remedy hereunder or under the Lease shall constitute a waiver by Landlord of its right to pursue such remedy on the basis of the same or subsequent breach. All rights, powers and remedies of Landlord hereunder and the Lease now or hereafter in effect shall be cumulative and not alternative, and shall be in addition to all rights, powers and remedies of Landlord under applicable law. The use of the singular herein shall include the plural. The obligation of two or more parties hereunder shall be joint and several. The terms and provisions of this Guaranty shall be binding upon and inure to the benefit of the respective successors and assigns of the parties herein named.

CONSULT WITH YOUR ATTORNEY PRIOR TO SIGNING

IN WITNESS WHEREOF, the undersigned Guarantor has signed and delivered this Guaranty as of the _______________, at __________________________, State of California.

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GUARANTOR:

By: ___________________________

Name: _________________________

By: ___________________________

Name: _________________________

On behalf of:

Astra Space, Inc., a Delaware corporation parent company for:

Astra Space Operations, Inc., a Delaware corporation.

If Guarantor is a corporation, two (2) authorized officers must sign on behalf of the corporation. This Guaranty of Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event a certified copy of the bylaws or of he resolution, as the case may be, must be furnished to Landlord.

Exhibit H - 3

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